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                         SANTA FE GAMING CORPORATION
                             SANTA FE HOTEL INC.





                           NOTE PURCHASE AGREEMENT


                      9.50% NOTES DUE DECEMBER 15, 2000









                         ____________________________


                             AS OF APRIL 14, 1998

                         ____________________________




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

                         SANTA FE GAMING CORPORATION
                             SANTA FE HOTEL INC.

                           NOTE PURCHASE AGREEMENT


                              TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1    Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2    Accounting Terms; Utilization of GAAP for Purposes of
            Calculations Under Agreement . . . . . . . . . . . . . . . . . . . . . 21
     1.3    Other Definitional Provisions. . . . . . . . . . . . . . . . . . . . . 21

SECTION 2.  THE NOTES; CLOSING; DELIVERY . . . . . . . . . . . . . . . . . . . . . 21
     2.1    Authorization of Issuance of Notes . . . . . . . . . . . . . . . . . . 21
     2.2    Purchase and Sale of Notes . . . . . . . . . . . . . . . . . . . . . . 21
     2.3    Closing and Delivery of Notes. . . . . . . . . . . . . . . . . . . . . 22
     2.4    Certain Terms of the Notes; Payment of Interest. . . . . . . . . . . . 22
     2.5    General Provisions Regarding Payments; Optional Redemption;
            Mandatory Redemption and Change in Control Repurchase. . . . . . . . . 23
     2.6    Replacement of Notes . . . . . . . . . . . . . . . . . . . . . . . . . 27
     2.7    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     2.8    Registration; Transfer; Registration of Transfer and Exchange. . . . . 28
     2.9    Representation of Initial Holders. . . . . . . . . . . . . . . . . . . 29

SECTION 3.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . 29
     3.1    Organization, Powers, Qualification, Good Standing and Other
            Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     3.2    Authorization of Notes and Other Basic Documents and Related
            Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     3.3    Financial Condition. . . . . . . . . . . . . . . . . . . . . . . . . . 32
     3.4    No Material Adverse Change; No Restricted SGC Payments . . . . . . . . 33
     3.5    Title to Properties; Liens . . . . . . . . . . . . . . . . . . . . . . 33
     3.6    Litigation; Adverse Facts. . . . . . . . . . . . . . . . . . . . . . . 33
     3.7    Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     3.8    Performance of Agreements; Materially Adverse Agreements . . . . . . . 34
     3.9    Governmental Regulation. . . . . . . . . . . . . . . . . . . . . . . . 34
     3.10   Employee Benefit Plans and Employee Matters. . . . . . . . . . . . . . 34
     3.11   Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . 35
     3.12   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     3.13   Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36



                                       i

     3.14   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

SECTION 4.  CONDITIONS TO EFFECTIVENESS. . . . . . . . . . . . . . . . . . . . . . 37
     4.1    Conditions to Obligations of Holders to Purchase Notes on the
            Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

SECTION 5.  AFFIRMATIVE COVENANTS OF SGC AND COMPANY . . . . . . . . . . . . . . . 43
     5.1    Financial Statements and Related Information . . . . . . . . . . . . . 43
     5.2    Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     5.3    Corporate Existence, Etc.. . . . . . . . . . . . . . . . . . . . . . . 47
     5.4    Payment of Taxes and Claims; Tax Consolidation . . . . . . . . . . . . 47
     5.5    Maintenance of Properties; Insurance . . . . . . . . . . . . . . . . . 47
     5.6    Compliance with Laws, etc. . . . . . . . . . . . . . . . . . . . . . . 48
     5.7    Environmental Disclosure and Inspection. . . . . . . . . . . . . . . . 48
     5.8    Remedial Action Regarding Hazardous Material . . . . . . . . . . . . . 49
     5.9    Disposal of Company Stock. . . . . . . . . . . . . . . . . . . . . . . 49
     5.10   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     5.11   Right of First Refusal . . . . . . . . . . . . . . . . . . . . . . . . 50
     5.12   Permitted Ground Lease and Permitted Ground Lease Encumbrances . . . . 51
     5.13   Certain Additional Covenants . . . . . . . . . . . . . . . . . . . . . 51

SECTION 6.  NEGATIVE COVENANTS OF SGC AND COMPANY. . . . . . . . . . . . . . . . . 52
     6.1    Restricted SGC Payments and Lowden Family Payments . . . . . . . . . . 52
     6.2    Restricted Company Payments and Restricted Investments . . . . . . . . 52
     6.3    Liens and Related Matters. . . . . . . . . . . . . . . . . . . . . . . 53
     6.4    Fundamental Changes. . . . . . . . . . . . . . . . . . . . . . . . . . 54
     6.5    Mergers and Consolidations . . . . . . . . . . . . . . . . . . . . . . 54
     6.6    Additional Indebtedness of Company . . . . . . . . . . . . . . . . . . 55
     6.7    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . 55
     6.8    Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     6.9    Amendments to Documents. . . . . . . . . . . . . . . . . . . . . . . . 55
     6.10   Stay, Extension and Usury Laws . . . . . . . . . . . . . . . . . . . . 56
     6.11   Government Regulation. . . . . . . . . . . . . . . . . . . . . . . . . 56
     6.12   Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 56
     6.13   Limitation on Tax Sharing Payments and Agreements. . . . . . . . . . . 56

SECTION 7.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     7.1    Failure to Make Payments When Due. . . . . . . . . . . . . . . . . . . 57
     7.2    Default in Other Agreements. . . . . . . . . . . . . . . . . . . . . . 57
     7.3    Breach of Certain Covenants. . . . . . . . . . . . . . . . . . . . . . 57
     7.4    Breach of Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     7.5    Other Defaults Under Basic Documents . . . . . . . . . . . . . . . . . 57
     7.6    Involuntary Bankruptcy; Appointment of Receiver, etc.. . . . . . . . . 58



                                      ii

     7.7    Voluntary Bankruptcy; Appointment of Receiver, etc.. . . . . . . . . . 58
     7.8    Judgments and Attachments. . . . . . . . . . . . . . . . . . . . . . . 58
     7.9    Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     7.10   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . 59
     7.11   Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . 59
     7.12   Invalidity of Company Environmental Indemnity or the SGC Guaranty. . . 59
     7.13   Impairment of Collateral . . . . . . . . . . . . . . . . . . . . . . . 59
     7.14   Ownership of Company . . . . . . . . . . . . . . . . . . . . . . . . . 59

SECTION 8.  COLLATERAL AGENT AND RELATIONS AMONG HOLDERS, ETC. . . . . . . . . . . 61
     8.1    Appointment of Collateral Agent, Powers and Immunities . . . . . . . . 61
     8.2    Reliance by Collateral Agent . . . . . . . . . . . . . . . . . . . . . 62
     8.3    Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     8.4    Rights as Holder . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     8.5    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     8.6    Non-Reliance on Collateral Agent and Other Holders . . . . . . . . . . 64
     8.7    Resignation or Removal of Collateral Agent . . . . . . . . . . . . . . 64
     8.8    Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

SECTION 9.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     9.1    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . 65
     9.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     9.3    Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     9.4    Ratable Sharing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     9.5    Independence of Covenants. . . . . . . . . . . . . . . . . . . . . . . 68
     9.6    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     9.7    Survival of Representations, Warranties and Agreements . . . . . . . . 69
     9.8    Failure or Indulgence Not Waiver; Remedies Cumulative. . . . . . . . . 69
     9.9    Marshalling; Payments Set Aside. . . . . . . . . . . . . . . . . . . . 69
     9.10   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
     9.11   Obligations Several; Independent Nature of Holders' Rights . . . . . . 70
     9.12   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     9.13   Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     9.14   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . 70
     9.15   Consent to Jurisdiction and Service of Process . . . . . . . . . . . . 70
     9.16   Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . 71
     9.17   Counterparts; Effectiveness. . . . . . . . . . . . . . . . . . . . . . 71
     9.18   Conflicts With Other Basic Documents . . . . . . . . . . . . . . . . . 71


                                    SCHEDULES


1.1A      Santa Fe Hotel Documents
1.1B      Santa Fe Hotel Premises
1.1C      Permitted Liens
2         Information Relating to Holders
3.1B      Subsidiaries and Joint Ventures of SGC
3.1D      Indebtedness
3.10      Employee Benefit Plans

                                     EXHIBITS


I         Form of Note
II        Form of SGC Guaranty
III       Form of Company Deed of Trust
IV        Form of Company Security Agreement
V         Form of Company Environmental Indemnity
VI        Form of Subordination and Intercreditor Agreement
VII       Form of Assignment Agreement
VIII-A    Form of Opinion of Gibson, Dunn & Crutcher LLP
VIII-B    Form of Opinion of Jones Vargas

                             SANTA FE GAMING CORPORATION
                                 SANTA FE HOTEL INC.

                               NOTE PURCHASE AGREEMENT



          THIS NOTE PURCHASE AGREEMENT is made as of this 14th day of April, 1998 by and among Santa Fe Gaming Corporation (formerly named Sahara Gaming Corporation), a Nevada corporation ("SGC"), Santa Fe Hotel Inc., a Nevada corporation ("COMPANY"), SunAmerica Life Insurance Company, an Arizona corporation ("SUNAMERICA"), Credit Suisse First Boston Mortgage Capital LLC, a Delaware limited liability company ("CSFB"), and any other person or persons party hereto from time to time after the date hereof as a holder (individually, including SunAmerica and CSFB, a "HOLDER," and collectively, "HOLDERS") and SunAmerica, as Collateral Agent (together with any successor, "COLLATERAL AGENT").

                                       RECITALS

          WHEREAS, Company desires to issue and sell to Holders $14,000,000 in principal amount of Company's 9.50% Notes due December 15, 2000 (the "NOTES");

          WHEREAS, Company intends to grant a security interest in the Santa Fe Hotel Facility and certain related property as security to secure the Notes and its related obligations; and

          WHEREAS, SGC has agreed to guaranty the payment of such obligations as provided herein and in certain related documents;

          NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, SGC, Holders and Collateral Agent hereby agree as follows:


SECTION 1.  DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. The following terms used in this Agreement shall have the following meanings:

          "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Stock or by contract or otherwise. Without limiting the foregoing, a Person shall be deemed to be "controlled by" another Person if such other Person (i) possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) with respect to any other Person that is not a corporation, owns 10% or more of the equity interests of such Person which are generally entitled to vote.

          "AFFILIATE TRANSACTION" has the meaning assigned to such term in subsection 6.7 hereof.

          "AGREEMENT," "HEREOF" and "HEREUNDER" and words of similar import refer to this Note Purchase Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time.

          "ALTA" has the meaning assigned to such term in subsection 4.1E hereof.

          "AMORTIZATION EXPENSE" means, for any period, amounts recognized during such period as amortization of all goodwill and other assets classified as Intangible Assets in accordance with GAAP.

          "AVERAGE LIFE" means, as of any date of determination, with reference to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment or mandatory repurchase or repayment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

          "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "BASIC DOCUMENTS" means this Agreement, the Notes, the Company Deed of Trust, the Company Security Agreement, the Company Environmental Indemnity, the SGC Guaranty, the Subordination and Intercreditor Agreement and all other instruments or documents now, heretofore or hereafter granting Liens on the property of any Credit Party or any of their Affiliates to Collateral Agent for the benefit of Holders and any other instruments or agreements now, heretofore or hereafter entered into with or for the benefit of Collateral Agent or any Holder in connection herewith or therewith in connection with the Notes.

          "BOARD OF DIRECTORS" means the Board of Directors of any Credit Party or one of their respective Subsidiaries, as the context requires, or any committee thereof duly authorized to act on behalf of such Board of Directors.

          "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or Nevada or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close.

          "CAPITAL LEASE OBLIGATIONS" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

          "CAPITAL STOCK" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of interests (however designated) in the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such interests in equity).

          "CASH" means money, currency or a credit balance in a Deposit Account.

          "CHANGE OF CONTROL" means an event or series of events by which
(i) SGC or Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of its properties and assets to any Person or group (as such term is used in Section 13(d) and 14(d) of the Exchange Act); (ii) any Person or group (other than the Lowden Family) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person or group shall be deemed to have "beneficial ownership" of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities representing (a) 25% or more of the combined voting power of SGC's or Company's, as the case may be, Voting Stock and at such time the Lowden Family together shall fail to beneficially own, directly or indirectly, securities representing at least 30% of the combined voting power of SGC's or Company's, as the case may be, Voting Stock or (b) more than 50% of the combined voting power of SGC's or Company's Voting Stock, as the case may be;
(iii) SGC or Company consolidates with or merges into another Person or conveys, transfers or leases all or substantially all its properties and assets to any Person or any Person consolidates with or merges into SGC or Company, in either event pursuant to a transaction in which the outstanding Voting Stock of SGC or Company is changed into or exchanged for Cash, securities or other property with the effect that any Person or group (other than the Lowden Family) becomes the "beneficial owner," directly or indirectly, of securities representing (a) 25% or more of the combined voting power of the Voting Stock of the Person that continues after such consolidation or merger or who acquires such assets and at such time the Lowden Family together shall fail to beneficially own, directly or indirectly, securities representing at least 30% of the combined voting power of such Voting Stock or (b) more than 50% of the combined voting power of the Voting Stock of the Person that continues after such consolidation or merger or who acquires such assets; (iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted SGC's or Company's Board of Directors, as the case may be, (together with any new or replacement directors whose election by the Board of Directors or whose nomination for election by the stockholders of SGC or Company, as the case may be, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; (v)
SGC ceases to own any of the outstanding Capital Stock, or all or substantially all of the assets, of Company or any of its Subsidiaries, except where such assets are disposed of pursuant to subsection 6.4 hereof;
or (vi) SGC and/or Company are deemed to have undergone a "Change of Control" as defined in the Company Indenture.

          "COLLATERAL" means all the real, personal and mixed property made subject to a Lien pursuant to the Company Deed of Trust, the Company Security Agreement or any other Basic Document.

          "COLLATERAL AGENT" means SunAmerica Life Insurance Company in its capacity as collateral agent for Holders, and any successor Collateral Agent appointed pursuant to this Agreement.

          "COMMISSION" means the Securities and Exchange Commission.

          "COMPANY" has the meaning set forth in the Introduction to this Agreement.

          "COMPANY ALLOCABLE SHARE" of SGC's consolidated or combined group's actual Tax liability for any taxable period means the product of (x) SGC's consolidated or combined group's actual Tax liability for such taxable period and (y) a fraction the numerator of which is the sum of the positive Tax liabilities that Company and each Subsidiary would have incurred had each such entity filed a separate tax return for such taxable period and the denominator of which is the sum of the positive Tax liabilities that SGC and each of its Subsidiaries (including Company and each Subsidiary) would have incurred had each such entity filed a separate return for such taxable period.

          "COMPANY DEED OF TRUST" means the Deed of Trust, Fixture Filing and Financing Statement and Security Agreement with Assignment of Rents to be entered into as of the Effective Date by Company in favor of Collateral Agent, as beneficiary thereunder, pursuant to which Company grants to Title Company, as trustee for the benefit of Collateral Agent on behalf of Holders, a first priority Lien on, among other things, the Santa Fe Hotel Premises and Company's right, title and interest in and to the

Santa Fe Hotel Improvements to secure the Obligations of Company, substantially in the form attached hereto as Exhibit III, as it may thereafter be amended, supplemented or otherwise modified from time to time.

          "COMPANY ENVIRONMENTAL INDEMNITY" means the Environmental Indemnity Agreement to be entered into by Company and SGC as of the Effective Date in favor of Collateral Agent for the benefit of Holders and certain other indemnified parties therein pursuant to which Company and SGC indemnify Collateral Agent for the benefit of Holders and certain other indemnified parties therein against environmental risks, substantially in the form attached hereto as Exhibit V, as it may thereafter be amended, supplemented or otherwise modified from time to time.

          "COMPANY INDENTURE" means that certain Indenture dated as of December 29, 1993 among Company, SGC, as guarantor, and Company Indenture Trustee, as amended by the First Supplemental Indenture dated on or prior to the Effective Date among Company, SGC and Company Indenture Trustee, as it may thereafter be amended, supplemented or otherwise modified from time to time.

          "COMPANY INDENTURE CONSENT SOLICITATION" means the Solicitation of Consents to Indenture Amendments dated February 16, 1998, the Supplement thereto dated March 4, 1998 and the Supplement thereto dated March 12, 1998.

          "COMPANY INDENTURE DEED OF TRUST" means that certain Deed of Trust and Security Agreement with Assignment of Rents and Fixture Filing dated as of December 29, 1993 by Company to Title Company, as trustee for the benefit of Company Indenture Trustee.

          "COMPANY INDENTURE NOTES" means the notes issued pursuant to the Company Indenture.

          "COMPANY INDENTURE TRUSTEE" means IBJ Schroder Bank & Trust Company, as trustee under the Company Indenture, and any successor trustee under the Company Indenture.

          "COMPANY SECURITY AGREEMENT" means the Security Agreement to be entered into by Company and Collateral Agent as of the Effective Date pursuant to which Company grants to Collateral Agent on behalf of Holders a security interest in certain of Company's assets including personal property and fixtures, in substantially the form annexed hereto as Exhibit IV, as it may thereafter be amended, supplemented or otherwise modified from time to time.

          "COMPANY SEPARATE TAX" means the Tax for any taxable period that would have been paid by Company and its Subsidiaries if they filed a consolidated or combined return for such taxable period and all prior taxable periods.

          "CONSOLIDATED COVERAGE RATIO" with respect to any period means the ratio of (i) the aggregate amount of Consolidated Operating Cash Flow for such period to (ii) the aggregate amount of Consolidated Interest Expense for such period.

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of a Person and its Subsidiaries determined in accordance with GAAP, including (i) interest expense attributable to Capital Lease Obligations,
(ii) amortization of debt discount, (iii) capitalized interest, (iv) Cash and non-Cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under arrangements designed to protect such Person against fluctuations in interest rates (including amortization of discounts) and
(vii) interest expense in respect of obligations of other Persons deemed to be Indebtedness of Company or any Subsidiary under clause (v) or (vi) of the definition of Indebtedness.

          "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of a Person and its Subsidiaries determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net
Income: (i) any net income of any Person if such Person is not a Subsidiary, except that (1) Company's equity in the net income of any such Person or Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of Cash actually distributed by such Person or Subsidiary during such period to Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (2) Company's equity in the net loss of any such Person or Subsidiary for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisitions; (iii) any net income (or loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to Company, except that (a) Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of Cash that could have been distributed by such Subsidiary during such period to Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) unless at the time of computation no Cash would be permitted to be distributed, and (b) Company's equity in the net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of Company or any of its Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and (v) the cumulative effect of a change in accounting principles.

          "CONSOLIDATED OPERATING CASH FLOW" means, for any period, for any Person, the aggregate amount of Consolidated Net Income before Consolidated Interest Expense, income Taxes, depreciation expense, Amortization Expense and any non-Cash amortization of debt issuance cost.

          "CONTINGENT OBLIGATION," as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another Person that such obligation of another shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders of such obligation shall be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under interest rate agreements and currency agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another Person, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another Person through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or
(Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. For purposes of this definition, the amount of any Contingent Obligation at any time of determination shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected at such time of determination to become an actual or matured liability.

          "CONTRACTUAL OBLIGATION," as applied to any Person, means any provision of any security issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (i) to which such Person is a party, (ii) by which that Person or any of its properties is bound or (iii) to which such Person or any of its properties is subject, in each case a breach or default of which could have a Material Adverse Effect.

          "CREDIT PARTY" means Company, SGC and any other Subsidiary of SGC or Company which is or becomes a party to a Basic Document.

          "CSFB" has the meaning set forth in the Introduction to this Agreement.

          "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

          "EFFECTIVE DATE" means the date on which all conditions to the effectiveness of this Agreement set forth in subsection 4.1 are satisfied; PROVIDED that if the Effective Date does not occur on or prior to April 15, 1998, this Agreement shall not become effective.

          "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by SGC, Company or any ERISA Affiliate.

          "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order, cleanup order, removal order, or other order or direction (conditional or otherwise) by any Governmental Authority or other Person for any injury, loss or damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions or to compel cleanup or remediation, in each case relating to, resulting from or in connection with any Hazardous Material and relating to the Santa Fe Hotel Facility.

          "ENVIRONMENTAL LAWS" has the meaning set forth in the Company Deed of Trust.

          "ENVIRONMENTAL REPORT" means the Phase I Environmental Site Assessment dated March 26, 1998 prepared by Western Technologies Inc. as project number 4188JL080, relating to the Santa Fe Hotel Facility and delivered to Holders prior to the Effective Date.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          "ERISA AFFILIATE" means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which SGC or Company is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which SGC or Company is, or was at any time, a member; and (iii) any member of an Affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which SGC or Company is a member.

          "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the institution of a proceeding on behalf of a Multiemployer Plan against Company, SGC or any Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the withdrawal by SGC, Company or any ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on SGC, Company or any ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by SGC, Company or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by SGC, Company or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on SGC, Company or any of their respective ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against SGC, Company or any of their respective ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the adoption of an amendment to any Pension Plan that, pursuant to
Section 401(a)(29) of the Internal Revenue Code or pursuant to Section 307 of ERISA, would require

Company, SGC or any ERISA Affiliate timely to provide security to the plan or would result in loss of tax exempt status of the trust of which such plan is a part if not timely provided, or the imposition of a Lien pursuant to
Section 412(n) of the Internal Revenue Code.

          "EVENT OF DEFAULT" has the meaning assigned to such term in Section 7 hereof.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as it may be amended from time to time.

          "EXCHANGEABLE STOCK" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than into Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

          "FISCAL YEAR" means the Fiscal Year of SGC and Company, the last day of which occurs on September 30th of each year.

          "FLOOD ACT" means the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1973 (42 U.S.C. Sections 4013 ET. SEQ.).

          "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession (including, without limitation, to the extent applicable in the AICPA Audit and Accounting Guide, Audits of Casinos), in each case as the same are applicable to the circumstances as of the date of determination.

          "GAMING AUTHORITIES" means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, and (c) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by SGC, Company or any of their respective Subsidiaries within its jurisdiction.

          "GAMING LAWS" means all statutes, rules, regulations, ordinances, codes and administrative or judicial precedents (including, without limitation, the Nevada Gaming Control Act (N.R.S. Ch. 463)) pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by SGC, Company or any of their respective Subsidiaries within its jurisdiction.

          "GAMING LICENSE" means every license, franchise or other authorization required on the date hereof or hereafter to own, lease, operate or otherwise conduct gaming operations at the Santa Fe Hotel Facility or other gaming activities of Company, including, without limitation, all such licenses granted by any Gaming Authority and any Gaming Laws.

          "GOVERNMENTAL AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, county, district, city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

          "HAZARDOUS MATERIALS" has the meaning set forth in the Company Deed of Trust.

          "HOLDER" and "HOLDERS" has the meaning set forth in the Introduction to this Agreement and shall include the successors and assigns of any Holder.

          "INDEBTEDNESS" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and due no more than three months from the date the obligation is incurred, and also excluding trade accounts payable consisting of fees for professional services); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses
(i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured.

          "INDEPENDENT" when used with respect to any specified Person means a Person who (i) does not have any material direct or indirect financial interest in Company, SGC or any other obligor under the Notes or in any Affiliate of Company, SGC or such other obligor and (ii) is not connected with Company, SGC or such other obligor or any Affiliate of Company, SGC or such other obligor, as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions. Whenever it is herein provided that any Independent Person's opinion or certificate shall be furnished to Collateral Agent, such Person shall be appointed by a written order of Company or SGC, as applicable, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

          "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the judgment of Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and Independent with respect to Company, all of its Subsidiaries and each Affiliate and Related Person of Company and/or the Lowden Family that is involved in an Affiliate Transaction or other transaction with respect to which such firm has been engaged.

          "INITIAL HOLDERS" means CSFB and SunAmerica.

          "INTANGIBLE ASSETS" means the amount of (i) all Restricted Investments in unconsolidated Subsidiaries and in Persons which are not Subsidiaries (except, in each case, Restricted Investments which are readily marketable, valued at the lower of cost or market value), and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization and development expenses and other intangible items, all of the foregoing as determined in accordance with GAAP.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, or any successor statutes.

          "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; PROVIDED that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "JUNIOR SUBORDINATED NOTES" means the Junior Subordinated Notes under and as defined in the Certificate of Designation of the SGC Preferred Stock or any other securities that are issued in exchange for or to redeem, acquire or otherwise pay SGC Preferred Stock.

          "LATE CHARGES" has the meaning assigned to such term in subsection 2.4D hereof.

          "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest and any mechanic's liens) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "LOAN NOTICE" has the meaning assigned to such term in subsection 3.2C hereof.

          "LOWDEN FAMILY" means Mr. Paul Lowden and Mrs. Suzanne Lowden and the executors, administrators or legal representatives of their estates, heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor, any trustee of the estate of any of the foregoing that is bankrupt or insolvent, any guardian or conservator of any of the foregoing that is adjudged disabled or incompetent, and any corporation, partnership or other entity which is an Affiliate of any of the foregoing. Lowden Family shall also mean any lineal descendants of the grandparents of such Persons, but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such Person.

          "LOWDEN FAMILY DISCLOSURE" has the meaning assigned to such term in subsection 6.1 hereof.

          "LOWDEN FAMILY PAYMENT" means any direct or indirect compensation, salary, bonus or other payment or distribution or transfer of any nature made to Mr. Paul Lowden or any other Person described in the definition of Lowden Family, other than (i) any payment, distribution or transfer consisting solely of shares of common stock of SGC or warrants, options and/or other rights to acquire common stock of SGC or (ii) distributions made generally to the shareholders of SGC in respect of their Capital Stock that are not prohibited under this Agreement.

          "MARKETABLE SECURITIES" means (i) Cash; (ii) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six months from the date of acquisition; (iii) certificates of deposit, time deposits, Eurodollar time deposits, or bankers' acceptances having in each case a term of not more than six months from the date of acquisition, issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, each having combined capital and surplus of not less than $500,000,000 and having a rating of "A" or better from both Standard & Poor's Corporation and Moody's Investors Service, Inc.; (iv) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Services, Inc. and in either case having a term of not more than three months; or (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above, and if such fund has at least $500,000,000 under management, including investments in repurchase obligations of the foregoing investments.

          "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, liabilities or condition (financial or otherwise) of SGC and its Subsidiaries, taken as a whole, the Santa Fe Hotel Facility or Company or (ii) the impairment of the ability of any Credit Party to perform, or of Collateral Agent or any Holder to enforce, any of the Obligations.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in
Section 3(37) of ERISA, to which SGC, Company or any of their respective ERISA Affiliates is contributing or has an obligation to contribute to, or to which such an obligation existed, or contribution was made within the last six years, or to which Company or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

          "NOTES" means the $14,000,000 in principal amount of Company's 9.50% Notes due December 15, 2000 issued to SunAmerica and CSFB on the Effective Date, as they may hereafter be amended, modified or otherwise supplemented or replaced from time to time.

          "OBLIGATIONS" means all obligations of every nature of Company and each other Credit Party from time to time owed to Collateral Agent, Holders or any of them under this Agreement, the Notes or any other Basic Document, whether for principal, interest, fees, expenses, indemnification or otherwise and whether or not the obligation is allowed as a claim in any proceeding referred to in subsection 7.6 or 7.7.

          "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by (i) its chairman of the board (if an officer) or its president or one of its vice presidents and
(ii) its chief financial officer or its treasurer.

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

          "PDS" means PDS Financial Corporation-Nevada, a Nevada corporation.

          "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "PERMITTED ADDITIONAL INDEBTEDNESS" means (i) Permitted Refinancing Indebtedness; (ii) nonrecourse Indebtedness solely to finance the purchase of furniture, fixtures or equipment for use in the operations of Permitted Lines of Business secured by a Lien on such furniture, fixtures or equipment (including gaming equipment); (iii) Indebtedness payable to any of, or among, Company and any Subsidiary; (iv) recourse Indebtedness not exceeding $2,000,000 in the aggregate incurred solely to finance the purchase of furniture, fixtures or equipment for use in the operations of Permitted Lines of Business; (v) Indebtedness under any revolving credit facilities and/or term loans;

PROVIDED that the aggregate amount of such Indebtedness outstanding at any time shall not exceed $5,000,000; (vi) Indebtedness of Company or any Subsidiary outstanding as of December 29, 1993 and identified as such on
Schedule 3.1D annexed hereto; (vii) to the extent that such incurrence does not result in the incurrence by Company or any Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely in respect of performance bonds and completion guarantees; and (viii) other Indebtedness; PROVIDED that (a) Company's Consolidated Coverage Ratio, calculated cumulatively for the four most recent consecutive fiscal quarters of Company and ending prior to the date of incurrence of such Indebtedness (giving effect to (1) the incurrence of such Indebtedness as if it had occurred on the first day of such four-quarter period and (2) the repayment of any other Indebtedness being repaid with proceeds from such Indebtedness as if such other Indebtedness had been repaid at the beginning of such four-quarter period), shall not be less than 2.0-to-1.0, (b) the aggregate amount of such Indebtedness (excluding any such Indebtedness incurred to finance the acquisition of gaming equipment, which may equal 100% of the acquisition cost of such gaming equipment) does not exceed 75% of the costs of the projects and assets with respect to which such Indebtedness is incurred and (c) such Indebtedness does not mature or require payments of principal or partial redemption prior to maturity of the Notes.

          "PERMITTED GROUND LEASE" means the proposed ground lease, and any related documents entered into in connection therewith, by Company to a third party developer of approximately three acres of real property included in the Santa Fe Hotel Premises, all as more fully described in Proposal Three of the Company Indenture Consent Solicitation and as approved by Requisite Holders pursuant to subsection 5.12A hereof.

          "PERMITTED GROUND LEASE ENCUMBRANCES" means any easements, rights-of-way or other restrictions granted by Company and/or the ground lessee in connection with the Permitted Ground Lease, as such easements, rights-of-way and restrictions are approved by Requisite Holders pursuant to subsection 5.12B hereof.

          "PERMITTED LIENS" means (i) statutory Liens to secure the performance of obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, mechanic's, worker's, material provider's and maritime Liens) incurred in the ordinary course of business (exclusive of obligations in respect of the payment of borrowed money), or for Taxes, assessments or governmental charges or claims; PROVIDED that in each case the obligations are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any reserve or other appropriate provision for accounting purposes as shall be required in conformity with GAAP shall have been made therefore; (ii) subleases granted to others not interfering in any material respect with the business of Company or any Subsidiary; (iii) leases (other than ground leases) identified on
Schedule 1.1C annexed hereto or entered into after the Effective Date in respect of the real property on which facilities owned or leased by Company are located; PROVIDED that any such leases which are entered into after the Effective Date shall be related to, and shall not interfere in any material respect with, the operations of, or the revenues derived from, the Santa Fe Hotel Facility as operated by Company on the Effective Date; (iv) the Permitted Ground Lease and any
Permitted Ground Lease Encumbrances; (v) Liens arising from UCC financing statements regarding property leased by Company or any Subsidiary otherwise permitted hereunder; (vi) easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances that do not interfere in any material respect with the ordinary conduct of business of Company or any Subsidiary; (vii) Liens in existence as of the Effective Date and identified as such on Schedule 1.1C annexed hereto; (viii) Liens granted by third party lessors or fee owners with respect to real property as to which Company or a Subsidiary has a leasehold interest and which are identified on Schedule 1.1C annexed hereto;
(ix) Liens created by any of the "Collateral Documents" as defined in the Company Indenture, which Liens on Collateral are subject to the Subordination and Intercreditor Agreement; (x) Liens with respect to the equipment listed on Schedule 1.1C annexed hereto granted to secure the SFHI Notes; (xi) purchase money security interests granted in connection with Indebtedness incurred pursuant to clause (ii) of the definition of Permitted Additional Indebtedness; PROVIDED that all such purchase money security interests shall be limited to property acquired with the proceeds of such Indebtedness; and
(xii) Liens granted by the ground lessee under the Permitted Ground Lease which are limited to the leasehold interest of such ground lessee under the Permitted Ground Lease and related property owned by such ground lessee.

          "PERMITTED LINES OF BUSINESS" means the existing gaming businesses of Company and its Subsidiaries, and hotel, restaurant and other businesses related to, or supportive of, such gaming businesses.

          "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness of Company or a Subsidiary (i) issued in exchange for, or (ii) the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repayment"), or constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of Company or a Subsidiary (and any penalties, fees and expenses actually incurred by Company or such Subsidiary in connection with the repayment or amendment thereof) existing immediately after the original issuance of the Notes or incurred pursuant to subsection 6.6, in a principal amount (or, if such Permitted Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not to exceed (a) the principal amount of the Indebtedness so refinanced (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement) PLUS (b) unpaid accrued interest on such Indebtedness PLUS (c) penalties, fees and expenses actually incurred by Company or such Subsidiary, as the case may be, in connection with the repayment or amendment thereof; PROVIDED that Permitted Refinancing Indebtedness of Company that constitutes a repayment of or an amendment to Subordinated Indebtedness shall not have an Average Life less than the Indebtedness to be so refinanced at the time of such incurrence, and shall contain subordination and default provisions no less favorable in any material respect to Holders of the Notes than those contained in such repaid or amended Indebtedness.

          "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "PIONEER INDENTURE" means that certain Indenture dated as of December 1, 1988 among Pioneer Finance Corp., Sahara Casino Partners, L.P., as Guarantor, and Security Pacific National Bank, as Trustee, as amended by the First Supplemental Indenture dated as of December 21, 1988, the Second Supplemental Indenture dated as of September 30, 1993 among Pioneer Finance Corp., Sahara Casino Partners, L.P., Pioneer Operating Limited Partnership, Pioneer Hotel, Inc., SGC, as successor Guarantor, and Bank of America National Trust and Savings Association, as Trustee, and the Third Supplemental Indenture dated as of August 31, 1995 among Pioneer Finance Corp., SGC and Company Indenture Trustee, as Trustee.

          "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "REDEEMABLE STOCK" means any Capital Stock that by its terms or otherwise is, or upon the happening of an event would be, required to be redeemed or repurchased, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, at any time; PROVIDED, HOWEVER, that Capital Stock shall not be deemed to be Redeemable Stock solely because such Capital Stock is redeemable in the event that the holder thereof is not found suitable by a Gaming Authority.

          "RELATED PERSON" of any Person means (i)(a) if such Person is a corporation, any Person who is a director or officer (1) of such Person, (2) of any Subsidiary of such Person or (3) of any Affiliate of such Person or (b) if such Person is an individual, any immediate family member or lineal descendent of such Person or spouse of such immediate family member or of such lineal descendant, (ii) any Affiliate of any Person included in clause (i) and any Person who is a director or officer of such Affiliate, or (iii) where such Person is Company, any Subsidiary or SGC or any member of the Lowden Family, until such time as a Change of Control shall occur.

          "RELEASE" has the meaning set forth in the Company Deed of Trust.

          "REQUISITE HOLDERS" means Holders having or holding more than 50% of the principal balance of the outstanding Notes.

          "RESTRICTED COMPANY PAYMENT" means, as applied to any Person, (i) any dividend on, or any distribution in respect of, or other means to purchase, redeem or retire for value, any Capital Stock of Company or any Subsidiary, other than, in the case of Company, through the issuance (as a dividend or stock split thereon or in exchange therefor) solely of Company's own Capital Stock (excluding Exchangeable Stock or Redeemable Stock) and, in the case of a Subsidiary, with respect to shares of its Capital Stock owned, directly or indirectly, by Company; and (ii) any principal payment on, or redemption, repurchase, defeasance or other means to acquire or retire for value, Subordinated Indebtedness during the continuance of any Event of Default hereunder or prior to any scheduled principal payment or maturity.

          "RESTRICTED INVESTMENT" means any guarantee of Indebtedness of, or any loan or advancement to, or other investment in, any Affiliate or Related Person of Company or of a Subsidiary.

          "RESTRICTED SGC PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of SGC now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of SGC now or hereafter outstanding (other than in exchange for Capital Stock of SGC or options, warrants or other rights to purchase such Capital Stock), (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of SGC now or hereafter outstanding, and
(iv) any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness of Company to SGC or any of SGC's Subsidiaries or Affiliates or with respect to any Junior Subordinated Notes.

          "SANTA FE HOTEL APPRAISAL" means a self-contained MAI appraisal of the Santa Fe Hotel Facility, prepared to USPAP standards for loan purposes by an MAI appraiser acceptable to Holders and licensed as an appraiser in the State of Nevada, which shall be in form, scope and substance satisfactory to Requisite Holders.

          "SANTA FE HOTEL DOCUMENTS" means any and all agreements, contracts, obligations, arrangements or understandings (whether written or oral and whether express or implied), and other documents (including, without limitation, the agreements and other documents specified on Schedule 1.1A annexed hereto) which relate to the Santa Fe

Hotel Facility and affect the priority of the Lien of the Company Deed of Trust or which constitute Contractual Obligations; PROVIDED that any such documentation in respect of leased or purchased furniture, fixtures or equipment having a net book value of less than $1,000,000 shall not be considered a Santa Fe Hotel Document.

          "SANTA FE HOTEL FACILITY" means the Santa Fe Hotel Premises and the Santa Fe Hotel Improvements.

          "SANTA FE HOTEL IMPROVEMENTS" means all buildings, structures, facilities and other improvements of every kind and description (if any) now or hereafter located on the Santa Fe Hotel Premises, including all parking areas, roads, driveways, walks, fences, walls, beams, recreation facilities, drainage facilities, lighting facilities and other site improvements, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, all plumbing, lighting, heating, ventilating, air-conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems, all screens, awnings, floor coverings, partitions, elevators, escalators, motors, machinery, pipes, fittings and other items of equipment and personal property of every kind and description now or hereafter located on the Santa Fe Hotel Premises or attached to the improvements that by the nature of their location thereon or attachment thereto are real property under applicable law; and including all materials intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, equipment, fixtures, structures and improvements; PROVIDED that gaming equipment which is subject to regulation pursuant to any Gaming Law shall not be considered a Santa Fe Hotel Improvement.

          "SANTA FE HOTEL PREMISES" means the real property owned by Company on the Effective Date relating to the Santa Fe Hotel & Casino and situated in Las Vegas, Nevada and more particularly described on Schedule 1.1B annexed hereto.

          "SECURITIES ACT" means the Securities Act of 1933, as it may be amended from time to time.

          "SFHI NOTES" means (i) the amended and restated promissory note issued by Company to SGC in a principal amount not exceeding $4,961,556 dated as of April 14, 1998 and (ii) the amended and restated promissory note issued by Company to SGC in a principal amount not exceeding $4,978,440 dated as of April 14, 1998, each as amended, supplemented, extended or otherwise modified from time to time.

          "SGC" has the meaning set forth in the Introduction to this Agreement.

          "SGC GUARANTY" means the Guaranty to be issued by SGC as of the Effective Date, substantially in the form attached hereto as Exhibit II, as it may thereafter be amended, supplemented or otherwise modified from time to time.

          "SGC PREFERRED STOCK" means SGC's Exchangeable Redeemable Preferred Stock, $2.14 liquidation preference per share, issued prior to the Effective Date pursuant to the Certificate of Designation for Exchangeable Redeemable Preferred Stock.

          "STRUCTURING ADVISORY FEE" has the meaning assigned to such term in subsection 2.4E hereof.

          "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Company or a Subsidiary (whether outstanding on the date of this Agreement or thereafter incurred) that is by its terms subordinate or junior in right of payment to the Notes.

          "SUBORDINATION AND INTERCREDITOR AGREEMENT" means the Subordination and Intercreditor Agreement to be entered into by Company, SunAmerica and Company Indenture Trustee as of the Effective Date substantially in the form of
Exhibit VI annexed hereto, as it may thereafter be amended, supplemented or otherwise modified from time to time, pursuant to which the Lien of the Company Indenture Deed of Trust is subordinated to the Lien of the Company Deed of Trust and certain additional agreements are made by the parties to the Company Indenture and this Agreement regarding their respective obligations thereunder.

          "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, limited liability company, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "SUNAMERICA" has the meaning set forth in the Introduction to this Agreement.

          "TAX" means any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) or additions to any such taxes.

          "TITLE COMPANY" has the meaning assigned to such term in subsection 4.1E hereof.

          "TITLE POLICY" has the meaning assigned to such term in subsection 4.1E hereof

          "UNSUITABILITY DATE" has the meaning assigned to such term in subsection 2.5D(i) hereof.

          "UNSUITABLE HOLDER" has the meaning assigned to such term in subsection 2.5D(i) hereof.

          "VOTING STOCK" means any class of Capital Stock of any Person then outstanding entitled to vote in elections of directors (without regard to the occurrence of any contingency).

     1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by SGC or Company to Holders pursuant to subsections 5.1A and 5.1B shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1C). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 3.3.

     1.3 OTHER DEFINITIONAL PROVISIONS. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.


SECTION 2.  THE NOTES; CLOSING; DELIVERY

     2.1 AUTHORIZATION OF ISSUANCE OF NOTES. Company has authorized the issuance and sale of Notes in an aggregate principal amount of $7,000,000 to CSFB, as a Holder, and the issuance and sale of Notes in an aggregate principal amount of $7,000,000 to SunAmerica, as a Holder, pursuant to the terms and conditions hereof and as provided herein.

     2.2 PURCHASE AND SALE OF NOTES. On the Effective Date, subject to the terms and conditions hereof, (i) SunAmerica shall pay the $7,000,000 subscription price of the Note to be purchased by SunAmerica (the "SUNAMERICA NOTE"), $6.93 million of which shall be paid to Company or at its direction in Cash by wire transfer of immediately available funds against delivery to SunAmerica of the SunAmerica Note, and the remaining $70,000 of which shall be credited against the subscription price of the SunAmerica Note and retained by SunAmerica as its share of the Structuring Advisory Fee and (ii) CSFB shall pay the $7,000,000 subscription price of the Note to be purchased by CSFB (the "CSFB NOTE"), $6.93 million of which shall be paid to Company or at its direction in Cash by wire transfer of immediately available funds against delivery to CSFB of the CSFB Note, and the remaining $70,000 of which shall be credited against the subscription price of the CSFB Note and retained by CSFB as its share of the Structuring Advisory Fee.

     2.3 CLOSING AND DELIVERY OF NOTES. A pre-closing of the purchase and sale of the Notes shall be held at O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA on April 13, 1998 or at such other time and place as the parties may agree upon. The "CLOSING", as used herein, shall mean the date that the Company Deed of Trust is recorded and all conditions to the Effective Date hereunder have been satisfied or waived by Holders. Subject to the terms of this Agreement, at the Closing, Company shall deliver to CSFB a Note in the aggregate principal amount of $7,000,000 and to SunAmerica a Note in the aggregate principal amount of $7,000,000, and Company shall satisfy the terms and conditions of the Closing set forth in subsection 4.1. If at the Closing Company shall fail to tender the Notes to Holders as provided above in this subsection 2.3 and in subsection 2.2, or any of the terms or conditions specified in subsection 4.1 shall not have been fulfilled to each Holder's satisfaction, Holders shall, at their election, be relieved of all further obligations under this Agreement to purchase the Notes. In no event shall the Closing occur after April 15, 1998.

     2.4  CERTAIN TERMS OF THE NOTES; PAYMENT OF INTEREST.

          A. INTEREST. The Notes shall bear interest at a rate of 9.50% per annum, computed on the basis of a 360-day year of twelve 30 day months.
Interest on the Notes shall be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 1998 and at the scheduled maturity of the Notes on December 15, 2000. In addition to the foregoing, interest on the Notes shall be payable on and to any date of any prepayment, redemption or other payment of the Notes (to the extent accrued on the amount of the prepayment, redemption or other payment) and at maturity (including at any accelerated maturity).

          B. STATED MATURITY. The principal evidenced by the Notes matures on December 15, 2000, and on such date, or on any accelerated maturity, the full amount of principal then outstanding, and all accrued and unpaid interest thereon, shall be due and payable.

          C. POST-MATURITY INTEREST. From the occurrence and during the continuance of an Event of Default, the principal of the Notes and, to the extent permitted by applicable law, all accrued interest on the Notes and any fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) compounded monthly payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the Notes (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under the Notes). Payment or acceptance of the increased rates of interest provided for in this subsection 2.4C is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent or any Holder. For the purpose of complying with N.R.S. 99.050, Company hereby declares that it understands that to the extent interest accrued under the Notes, Late Charges or other fees and accruals under this Agreement and the other Basic Documents are added to the outstanding principal owing hereunder and the other Basic Documents, a compounding of interest results, which compounding is agreed to by Company as a part of the terms of this Agreement and the other Basic Documents.

          D. LATE CHARGES. If any payment of principal and/or interest or any other amount payable hereunder or under the other Basic Documents is not paid when due, Company shall pay to each Holder, on demand, a late charge (the "LATE CHARGE") of five cents ($0.05) for each dollar so overdue in order to compensate such Holder for its loss of the timely use of the money and frustration of such Holder in the meeting of its financial commitments. Nothing contained herein shall constitute an extension of any due date for, or a waiver of any Obligation to pay, any amounts payable hereunder or under the other Basic Documents.

          E. STRUCTURING ADVISORY FEE. On the Effective Date, Company shall pay to Initial Holders a structuring advisory fee in the amount of $140,000 (the "STRUCTURING ADVISORY FEE"), which Structuring Advisory Fee shall be credited against the subscription price of the Notes as set forth in subsection 2.2 hereof.

     2.5 GENERAL PROVISIONS REGARDING PAYMENTS; OPTIONAL REDEMPTION; MANDATORY REDEMPTION AND CHANGE IN CONTROL REPURCHASE.

          A.   GENERAL PROVISIONS REGARDING PAYMENTS.

          (i) MANNER AND TIME OF PAYMENT. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without reductions of any payment on account of any defense, set-off or counterclaim, free of any restriction or condition and without surrender or presentation of such Note, and delivered to the applicable Holder not later than 11:00 A.M. (Los Angeles time) on the date due at its address and in the manner set forth on
     Schedule 2 annexed hereto (or at such other place and in such other manner as such Holder may designate from time to time by written notice to Company). Funds received by the applicable Holder after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

          (ii) APPLICATION AND APPORTIONMENT OF PAYMENTS. All payments made hereunder shall be applied FIRST to Late Charges, costs and expenses owing to Collateral Agent and then to Holders hereunder and under the other Basic Documents, SECOND to accrued interest due under the Notes pari passu according to the principal balance of each Note as provided below, and THIRD to the principal balance of the Notes pari passu according to the principal balance of each Note as provided below. Subject to subsection 2.5E, aggregate principal, interest and applicable late charge payments shall be ratably apportioned among all outstanding Notes to which such payments relate.

          (iii) NOTATION OF PAYMENT. Each Holder agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Holder shall make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid; PROVIDED that the failure to make (or any error in the making of) a notation on the Note shall not limit or otherwise affect the Obligations of Company hereunder or under such Note or any payments of principal or interest on such Note.

          B. OPTIONAL REDEMPTION. The Notes shall be redeemable at any time in whole or in part at the option of Company at a price paid in immediately available funds of (i) 101% of the principal amount thereof from the Effective Date to June 15, 2000 and (ii) 100% of the principal amount thereof from and after such date, in each case together with accrued interest to the redemption date. Company shall give Holders not less than thirty days prior written notice of a redemption pursuant to this subsection 2.5B and shall not redeem Notes pursuant to this subsection 2.5B except in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 thereof.

          C.   MANDATORY REDEMPTION AND CHANGE IN CONTROL REPURCHASE.

          (i) PAYMENT REQUIRED UNDER COMPANY DEED OF TRUST. Company shall redeem or otherwise pay the principal amount of the Notes and accrued interest thereon as required pursuant to the Company Deed of Trust, at a redemption price equal to the redemption price payable in connection with the optional redemption of Notes, pursuant to subsection 2.5B, plus accrued and unpaid interest thereon to the redemption date.

          (ii) CHANGE-OF-CONTROL REPURCHASE. If there is a Change of Control (the date of such Change of Control being the "CHANGE OF CONTROL DATE"), then Company shall promptly thereafter notify each Holder in writing of such occurrence and not later than ten Business Days after such Change of Control Date shall commence an offer to repurchase (the "CHANGE OF CONTROL REPURCHASE OFFER") all of the outstanding Notes on the Change of Control Payment Date (as defined below) at a purchase price in Cash equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest to the date of repurchase (and at no other premium). The Change of Control Repurchase Offer shall remain open for 20 Business Days following the date Company mails notice of the Change of Control Repurchase Offer to Holders or such longer period required by applicable law (the "CHANGE OF CONTROL PAYMENT DATE"). Notice of a Change of Control Repurchase Offer shall be mailed by Company to Holders of the Notes at their last registered addresses with copies to Collateral Agent. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Repurchase Offer. The notice shall state:

               (1) that the Change of Control Repurchase Offer is being made pursuant to this subsection 2.5C(ii), that Notes may be surrendered in whole or in part (in denominations of $1,000 and integral multiples thereof), and that all Notes tendered shall be accepted for payment;

               (2) that any Notes not tendered shall continue to accrue interest;

               (3) that any Notes accepted for payment pursuant to the Change of Control Repurchase Offer shall cease to accrue interest after the date on which such Notes are paid;

               (4) that Holders electing to have Notes purchased pursuant to a Change of Control Repurchase Offer shall be required to surrender their Notes, with the form entitled "Option of Holder to Elect Repurchase" on the reverse of the Note completed, to Company prior to the close of business on the Change of Control Payment Date;

               (5) that each Holder shall be entitled to withdraw its election if Company receives, not later than the close of business on the Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase and a statement that such Holder is withdrawing such Holder's election to have such Notes purchased;

               (6) that Holders whose Notes are tendered only in part shall be issued Notes representing the unpurchased portion of the Notes surrendered;

               (7) the instructions which Holders must follow in order to tender their Notes; and

               (8) the circumstances and relevant facts regarding such Change of Control (including but not limited to information with respect to pro forma historical financial information after giving effect to such Change of Control, information regarding the Persons acquiring control and such Persons' business plans going forward).

          On the Change of Control Payment Date, Company shall (A) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Repurchase Offer, (B) promptly transfer to Holders immediately available funds sufficient to pay the purchase price of all Notes or portions thereof so tendered and (C) promptly deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. If the events which give rise to a Change of Control Repurchase Offer cease to exist prior to completion of such repurchase offer, then Company shall not be obligated to repurchase any of the Notes and may revoke any offer set forth above (whether before or after acceptance thereof by any Holder) and shall not be liable to make the payments set forth above with respect to any revoked offer.

          D.   REPURCHASE PURSUANT TO ANY GAMING LAW.

          (i) If required to be found suitable by any Gaming Authority, all Holders and beneficial owners of Notes, whether Initial Holders, beneficial owners or subsequent transferees, shall be subject to the suitability provisions of the applicable Gaming Law and shall apply for a finding of suitability within the earlier of (i) 30 days after the applicable Gaming Authority requests that such Holder or beneficial owner apply for a finding of suitability, or (ii) the time period prescribed by such Gaming Authority for such application. Any Holder or beneficial owner required to be found suitable shall pay all costs of the investigation for such finding. In the event that any Gaming Authority determines that any Holder or beneficial owner is not suitable under such Gaming Authority's Gaming Laws or such Holder or beneficial owner fails to submit for a finding of suitability as required by such Gaming Authority in its sole discretion, then, promptly after the date (the "UNSUITABILITY DATE") that such Holder or beneficial owner (the "UNSUITABLE HOLDER") is found unsuitable or fails to submit for a finding of suitability, SGC and Company shall provide written notice to that effect to such Unsuitable Holder and the Unsuitable Holder must thereafter dispose of, pursuant to subsection 2.5D(ii), all Notes the Unsuitable Holder then possesses, either directly, indirectly or beneficially. Immediately upon the Unsuitability Date, the Unsuitable Holder shall have no further right (a) to exercise, directly or indirectly, through any trustee or nominee or any other Person or entity, any right conferred by any Note(s) and (b) to receive any interest or any other distribution or payment with respect to any such Note(s) or any remuneration in any form from Company or SGC; PROVIDED, HOWEVER, that after the Unsuitability Date, interest on any such Note(s) shall continue to accrue for the benefit of any subsequent Holder thereof.

          (ii) Within 30 days after receipt of the notice referred to in clause (i) above or such shorter period as the Gaming Authorities may prescribe, (1) the Unsuitable Holder shall sell its Note(s) either directly or through a bona fide brokerage transaction, in either case on arm's-length terms, to a Person who has not previously been found unsuitable by the Gaming Authorities and who is not an Affiliate of the Unsuitable Holder or (2) at the election of Company, Company may redeem such Unsuitable Holder's Notes at the lower of (i) the principal amount thereof, or (ii) the amount which the Unsuitable Holder paid for the Note(s), together in either case with accrued interest up to the Unsuitability Date.

          (iii) The provisions of this subsection 2.5D shall be construed in accordance with the provisions of the applicable Gaming Laws.

          E. PRO RATA REDEMPTION. Except as otherwise provided in this Agreement, in the event of any redemption in which the aggregate principal amount of Notes to be redeemed is less than the entire principal amount of Notes outstanding, Company shall apply all payments made hereunder FIRST to fees, Late Charges, costs and expenses owing to Collateral Agent hereunder and under the other Basic Documents, SECOND to accrued interest due under the Notes pro rata and THIRD to the principal balance of the Notes pro rata (with such adjustments as may be deemed appropriate by Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered in connection with a redemption.

     2.6 REPLACEMENT OF NOTES. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of a Note and upon delivery of an unsecured indemnity agreement reasonably satisfactory to Company from any Holder of such Note or, in the case of any such mutilation, upon the surrender of such Note for cancellation to Company at its principal office, Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor, dated in the case of a Note, so that there shall be no loss of interest. Any Note in lieu of which any such new Note has been so executed and delivered by Company, thereupon shall not be deemed an outstanding Note for any purpose under this Agreement. Notwithstanding the foregoing provisions of this subsection 2.6, if any Note of which SunAmerica or CSFB or any other institutional Holder is the owner is lost, stolen or destroyed, then the affidavit of such Holder's Treasurer or Assistant Treasurer (or other responsible officials), setting forth the name of the owner of such Note and the circumstances with respect to such loss, theft or destruction, shall be accepted as satisfactory evidence thereof, and no indemnity shall be required as a condition to the execution and delivery by Company of a new Note in lieu of such Note (or as a condition to the payment thereof, if due and payable) other than SunAmerica's or CSFB's or such Holder's written agreement to indemnify Company.

     2.7 TAXES. In the event of the passage of any state, federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any Lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of the Company Deed of Trust or Indebtedness secured by mortgages (other than laws governing income, franchise and similar Taxes generally) or the manner of collecting Taxes thereon and (ii) imposing a Tax to be paid by Collateral Agent or any Holder, either directly or indirectly, on any of the Company Deed of Trust, this Agreement, the SGC Guaranty or any of the other Basic Documents, or requiring an amount of Taxes to be withheld or deducted therefrom, SGC and Company shall promptly notify Collateral Agent or such Holder, as applicable, of such event. In such event, SGC and Company shall
(i) jointly and severally agree to enter into such further instruments as may be reasonably necessary or desirable to obligate Company to make additional payments to fully and timely discharge such items and (ii) jointly and severally guarantee such additional payments. If SGC and Company are not permitted by law to do that which is required by the preceding sentence, Collateral Agent or such Holder, as applicable, shall be entitled to exercise any or all of its rights and remedies under the Basic Documents, including the right to accelerate the Obligations. The obligations of SGC and Company under this subsection shall survive the payment of the Notes.

     2.8  REGISTRATION; TRANSFER; REGISTRATION OF TRANSFER AND EXCHANGE.

          A. Company shall maintain a register for its Notes, which shall provide for the registration of the Notes and of transfers of the Notes. Upon surrender for registration or transfer of any Note or any portion thereof together with an Assignment Agreement in the form of Exhibit VII annexed hereto entered into by the transferring Holder and the applicable transferee or transferees, Company, at its expense, shall execute and deliver, in the name of the designated transferee or transferees and the transferor, as applicable, one or more new Notes, as applicable; PROVIDED, HOWEVER, that in connection with any such transfer, Holder requesting the transfer shall provide to Company evidence reasonably satisfactory to it that the transfer is to a "qualified institutional buyer" or an "accredited investor," as such terms are defined in Rule 144A and 501, respectively, of the Securities Act, and is exempt from the registration requirements of the Securities Act, and, if the transfer is to an entity or Person other than a "qualified institutional buyer", Company shall be provided with an opinion of counsel reasonably satisfactory to it that the transfer is so exempt from the registration requirements of the Securities Act; PROVIDED FURTHER, that, in connection with any transfer, Holder requesting such transfer shall provide to Company, Collateral Agent and the other Holders an amendment to
Schedule 2 annexed hereto that sets forth payment and other information with respect to such transferee or transferees and shall also deliver to Collateral Agent and each other Holder an Intercreditor Assumption Agreement and the Assignment Agreement referred to above executed by each such transferee; PROVIDED, FURTHER, that Company shall not be required to register the transfer of Notes to a transferee with a principal amount of less than $1,000,000; and PROVIDED FURTHER that, if no Event of Default has occurred and is continuing, Company shall have the right to consent (which consent shall not be unreasonably withheld or delayed) to any transfer of the Notes that causes either Initial Holder to hold less than 51% of the principal amount of Notes acquired by such Initial Holder on the date hereof. Notes may be exchanged at the option of any Holder thereof for Notes of a like aggregate principal amount in the same name but in different denominations. Whenever any Notes are so surrendered for exchange, Company, at its expense, shall execute and deliver the Notes which Holder making the exchange is entitled to receive. All Notes issued upon any registration of transfer or exchange thereof shall be the valid Obligations of Company, evidencing the same Indebtedness, and entitled to the same benefits, as Notes surrendered upon such registration of transfer or exchange. Each Note presented or surrendered for registration or transfer or exchange shall (if so required by Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to Company, duly executed by Holder thereof or its attorney duly authorized in writing.

          B. In connection with any transfer of the Notes pursuant to the exemption from the provisions of Section 5 of the Securities Act afforded by Rule 144A promulgated thereunder, Company hereby agrees to provide (i) at the request of any transferring Holder, including any transferee thereof or Person who has been granted a participation in any Note pursuant to this Agreement, to such Holder and to any prospective transferee designated to Company in writing by such Holder, and (ii) at such prospective transferee's request to such Holder or Company, the information required by paragraph (d)(4)(i) (or any successor provision) of Rule 144A under the Securities Act.

     2.9 REPRESENTATION OF INITIAL HOLDERS. Each Initial Holder represents to SGC and Company that on the Effective Date such Initial Holder is an "accredited investor" within the meaning of Section 501 of the Securities Act, is acquiring the Notes for investment and not with a view to the distribution or sale thereof within the meaning of the Securities Act, subject, however, to any requirement of law that the disposition of its property be at all times within its control.


SECTION 3.  REPRESENTATIONS AND WARRANTIES

          To induce Holders to enter into this Agreement, and to hold the Notes hereunder, SGC and Company each represent, warrant and covenant to each Holder, as of the Effective Date, as follows:

     3.1  ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING AND OTHER MATTERS.

          A. ORGANIZATION AND POWERS; QUALIFICATION AND GOOD STANDING. Each Credit Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Credit Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Basic Documents to which it is or may be party and to carry out the transactions contemplated thereby. Each Credit Party is qualified to do business and in good standing in Nevada and in every other jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in such other jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material
Adverse Effect.

          B. SUBSIDIARIES AND JOINT VENTURES. All of the Subsidiaries and Joint Ventures of SGC as of the Effective Date are identified on Schedule 3.1B annexed hereto. The Capital Stock of each of the Subsidiaries of SGC identified on Schedule 3.1B annexed hereto is duly authorized, validly issued, fully paid and nonassessable. Each of the Subsidiaries and Joint Ventures of SGC identified on Schedule 3.1B annexed hereto is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule 3.1B annexed hereto correctly sets forth, as of the Effective Date, the ownership interest of SGC and each of its Subsidiaries in each of their respective Subsidiaries and Joint Ventures.

          C. CAPITALIZATION. The authorized Capital Stock of SGC consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 6,195,356 shares are outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 8,556,651 shares of SGC Preferred Stock are outstanding. The authorized Capital Stock of Company consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding.

          D. EXISTING COMPANY INDEBTEDNESS AND RELATED MATTERS. Company is not liable with respect to any Indebtedness except for the Notes and Indebtedness listed on Schedule 3.1D annexed hereto. Such Schedule 3.1D correctly identifies the maturity date and the amount and date of all amortization or other payments required to be made in respect of such Indebtedness and the Persons who are obligated (whether pursuant to a guaranty or otherwise) to pay such Indebtedness.

          E. SANTA FE HOTEL DOCUMENTS. Schedule 1.1A is a true, correct and complete disclosure of all Santa Fe Hotel Documents in existence as of the Effective Date, and, except as set forth on Schedule 1.1A annexed hereto, no surveys, reports (including physical inspection and environmental reports), permits, licenses, correspondence or any other documents relating to the Santa Fe Hotel Facility disclose any facts, conditions or circumstances that could reasonably be expected to have a Material Adverse Effect or to adversely affect the priority of the Lien of the Company Deed of Trust; PROVIDED that, for purposes of this subsection 3.1E, the definition of "Material Adverse Effect" shall not include a material adverse effect upon the business, operations, properties, assets, liabilities or condition (financial or otherwise) of SGC and its Subsidiaries, taken as a whole.

          F. OTHER BASIC DOCUMENTS. All representations and warranties in each other Basic Document are true and correct in all material respects.

     3.2  AUTHORIZATION OF NOTES AND OTHER BASIC DOCUMENTS AND RELATED MATTERS.

          A. AUTHORIZATION OF NOTES AND OTHER BASIC DOCUMENTS. The execution and delivery by each Credit Party of each Basic Document to which each is a party and the performance by each Credit Party of their respective Obligations thereunder have been duly authorized by all necessary corporate action on the part of each such Credit Party, as applicable.

          B. NO CONFLICT. The execution, delivery and performance by each Credit Party of each Basic Document to which it is party, and the consummation of the transactions contemplated by the Basic Documents, do not and will not
(i) violate any provision of any law or any governmental rule or regulation (including any Gaming Laws or, based on the representation and warranty of Initial Holders contained in subsection 2.9 hereof, federal securities laws) applicable to any Credit Party or any of their respective Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of any Credit Party or any of their respective Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any Credit Party or any of their respective Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under the Company Indenture, the Company Indenture Consent Solicitation, the Santa Fe Hotel Documents or any other Contractual Obligation of any Credit Party or any of their respective Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party (other than any Liens created under any of the Basic Documents in favor of Collateral Agent or Holders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Credit Party or any of their respective Subsidiaries, except for such approvals or consents which shall be obtained on or before the Effective Date and disclosed in writing to Holders.

          C. GOVERNMENTAL CONSENTS. Assuming the accuracy of Initial Holders' representation contained in subsection 2.9, the execution, delivery and performance by each Credit Party and their respective Subsidiaries of each Basic Document and the consummation of the transactions contemplated by each Basic Document do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body, including but not limited to any Gaming Authorities, except for the notice to be delivered by Company to the appropriate Nevada Gaming Authorities prior to 30 days after the end of the quarter in which the Effective Date occurs (the "LOAN NOTICE") pursuant to Regulations 8.130 and 3.020 under the applicable Nevada Gaming Laws.

          D. BINDING OBLIGATION. Each of the Basic Documents to which each Credit Party is party has been duly executed and delivered by each such Credit Party, as applicable, and is the legally valid and binding obligation of each such Credit Party, as applicable, enforceable against each such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          E. OFFERINGS. No Credit Party or any of their respective Subsidiaries has, directly or indirectly, offered the Notes, or any part thereof, or (within the last six months) any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than Initial Holders and their Affiliates and not more than 10 other institutional investors. Assuming the accuracy of the representations and warranties of Initial Holders contained in subsection 2.9, the offer, issuance and sale of the Notes to Holders in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and comply or will comply with federal securities and state blue sky laws applicable to such offer, sale and issuance.

          F. USE OF PROCEEDS. SGC and Company will use the proceeds of the Notes as provided in subsection 5.10 hereof.

          G. THE COMPANY INDENTURE CONSENT SOLICITATION. The Company Indenture Consent Solicitation has been approved by the requisite holders of the Company Indenture Notes, and the Basic Documents are in all respects consistent with and do not conflict with any term of the Company Indenture, the Company Indenture Consent Solicitation or any related document.

     3.3 FINANCIAL CONDITION. SGC and Company have heretofore delivered to Holders at Holders' request, the following financial statements and information: the audited consolidated financial statements of SGC and its Subsidiaries for the Fiscal Years ended September 30, 1997, 1996 and 1995 and the unaudited consolidated financial statements of Company for the Fiscal Years ended September 30, 1997, 1996 and 1995 and the unaudited consolidated financial statements of SGC and its Subsidiaries and the unaudited consolidated financial statements of Company for the fiscal quarter ended December 31, 1997. All such statements were prepared in conformity with GAAP and fairly present the consolidated financial position of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended. SGC and its Subsidiaries do not (and will not following the issuance of the Notes) have any material Contingent Obligation or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the aforementioned financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of SGC, Company, or any of their respective Subsidiaries.

     3.4 NO MATERIAL ADVERSE CHANGE; NO RESTRICTED SGC PAYMENTS. Since December 31, 1997, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since December 31, 1997, neither SGC nor Company has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted SGC Payment or agreed to do so.

     3.5 TITLE TO PROPERTIES; LIENS. SGC and Company have (i) good, sufficient and legal title to all fee interests constituting real property Collateral,
(ii) valid leasehold interests in all real or personal leasehold property constituting Collateral and (iii) good title to all other property and assets reflected in the financial statements referred to in subsection 3.3, in each case except (a) as disclosed in the notes to such financial statements, (b) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.4 and (c) in the case of clause (iii) above, if the failure to have good title for such other property and assets could not have a Material Adverse Effect. Except as permitted by this Agreement, the properties and assets of Company are free and clear of Liens.

     3.6 LITIGATION; ADVERSE FACTS. Except as disclosed in SGC's Annual Report on Form 10-K for the Fiscal Year ending September 30, 1997 and Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any Credit Party or any of their respective Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of any Credit Party, threatened against any Credit Party or any of their respective Subsidiaries or any property of any Credit Party or any of their respective Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Credit Party or any of their respective Subsidiaries is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     3.7 PAYMENT OF TAXES. Except to the extent permitted by subsection 5.4, all tax returns and reports of each Credit Party and their respective Subsidiaries required to be filed by any of them have been timely filed, and all Taxes, assessments, fees and other governmental charges upon any Credit Party and their respective Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid or are being contested in good faith by appropriate proceedings.

No Credit Party knows of any proposed Tax assessment against any Credit Party or any of their respective Subsidiaries, and any such proposed Tax assessment is being actively contested by such Credit Party or Subsidiary, as applicable, in good faith and by appropriate proceedings; PROVIDED that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. No Governmental Authority has, during the past three years, examined, or is in the process of examining, any tax return of any Credit Party or any of their respective Subsidiaries. No Governmental Authority has proposed (tentatively or definitively), asserted or assessed, or, to the knowledge of any Credit Party, threatened to propose or assert, any deficiency, assessment or claim for Taxes, no such delinquency, assessment or claim could reasonably be expected to have a Material Adverse Effect and, to the best knowledge of each Credit Party, there would be no basis for any such delinquency, assessment or claim. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against any Credit Party or any of their respective Subsidiaries or with respect to any tax return filed or to be filed by any Credit Party or any of their respective Subsidiaries. Following the Effective Date, the assessment of any additional Taxes for periods for which returns have been filed is not expected to exceed the liability recorded therefor on the financial statements delivered to Holders pursuant to subsection 3.3. There are no material unresolved questions or claims concerning the Tax liability of any Credit Party or any of their respective Subsidiaries.

     3.8 PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS. No Credit Party or any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no such default could reasonably be expected to result in a Material Adverse Effect. To the knowledge of SGC and Company, no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

     3.9 GOVERNMENTAL REGULATION. No Credit Party or any of their respective Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

     3.10 EMPLOYEE BENEFIT PLANS AND EMPLOYEE MATTERS.

          A. Each Credit Party and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur.

          B. Schedule 3.10 annexed hereto lists all Employee Benefit Plans. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of any Credit Party or any of their respective ERISA Affiliates. As of the most recent valuation date for any Pension Plan, no Pension Plan has any unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA).

     3.11 ENVIRONMENTAL PROTECTION.  Without exception:

          (i) the operations of Company related to the Santa Fe Hotel Facility comply in all material respects with all Environmental Laws;

          (ii) Company has obtained all Governmental Authorizations under Environmental Laws necessary to its operations related to the Santa Fe Hotel Facility, and all such Governmental Authorizations are in good standing, and Company is in compliance with all material terms and conditions of such Governmental Authorizations;

          (iii) Company has not received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Material related to the Santa Fe Hotel Facility or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable state laws with respect to the Santa Fe Hotel Facility, and, none of the operations of Company are the subject of any federal or state investigation relating to or in connection with any Hazardous Material at the Santa Fe Hotel Facility or any Hazardous Material in any other manner related to the Santa Fe Hotel Facility;

          (iv) Company is not a party to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

          (v) neither of Company nor the Santa Fe Hotel Facility is subject to any outstanding written order or agreement with any Governmental Authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims;

          (vi) Company has no contingent liability in connection with any Release of any Hazardous Material related to the Santa Fe Hotel Facility which could reasonably be expected to have a Material Adverse Effect;

          (vii) Company, and, to the best knowledge of each officer of SGC and Company, none of its predecessors have filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Material at the Santa Fe Hotel Facility, and none of Company's operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

          (viii) except as disclosed in the Environmental Report, no Hazardous Material exists on, under or about the Santa Fe Hotel Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and Company and, to Company's knowledge, its predecessors have not filed any notice or report of a Release of any Hazardous Material that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

          (ix) neither Company nor, to the best knowledge of each officer of SGC and Company, any of its predecessors have disposed of any Hazardous Material in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

          (x) to the knowledge of SGC and Company, no underground storage tanks or surface impoundments are on or at the Santa Fe Hotel Facility; and

          (xi) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to the Santa Fe Hotel Facility.

     3.12 SOLVENCY. Upon the consummation of all the transactions contemplated by this Agreement and the Basic Documents: (i) the present fair salable value of the assets of each Credit Party as an entirety will exceed the amount that would be required to pay their probable liability on existing Indebtedness (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent), as they become absolute and matured; (ii) the sum of the Indebtedness (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of each Credit Party will not exceed the aggregate value of all of their property, fairly valued, assuming sale in an orderly manner and not subject to any type of distressed or forced liquidation;
(iii) the capital of each Credit Party will not be unreasonably small for such Credit Party to carry on their businesses; and (iv) no Credit Party intends to, nor does it or believe it will, by virtue of consummating the transactions contemplated hereby, incur Indebtedness that will be beyond its ability to pay as they mature.

     3.13 CERTAIN FEES. No broker's or finder's fee or commission is or will be payable with respect to this Agreement or any of the transactions contemplated hereby, and SGC and Company hereby jointly and severally indemnify each Holder against, and agree that they shall hold each Holder harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

     3.14 DISCLOSURE.    No representation or warranty of any Credit Party or
any of their respective Subsidiaries contained in any Basic Document or in any other document, certificate or written statement furnished to any Holder by or on behalf of any Credit Party or any of their respective Subsidiaries for use in connection with the transactions contemplated by this Agreement, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.


SECTION 4.  CONDITIONS TO EFFECTIVENESS

     4.1 CONDITIONS TO OBLIGATIONS OF HOLDERS TO PURCHASE NOTES ON THE EFFECTIVE DATE. The obligations of each Holder to purchase the Notes to be purchased by such Holder pursuant to this Agreement are subject to the fulfillment, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by Holders:

          A. CREDIT PARTY DOCUMENTS. On or before the Effective Date, each of SGC and Company shall deliver or cause to be delivered to Holders the following:

          (i) Certified copies of the Articles or Certificate of Incorporation of each Credit Party (including, in the case of SGC, the Certificate of Designations for the SGC Preferred Stock), together with a good standing certificate from the Secretary of State of the State of Nevada and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of such state, each dated a recent date prior to the Effective Date;

          (ii) Copies of the Bylaws of each Credit Party, certified as of the Effective Date by its corporate secretary or an assistant secretary;

          (iii) Resolutions of Board of Directors of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Basic Documents to which it is a party, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

          (iv) Signature and incumbency certificates of the officers of each Credit Party executing this Agreement and the other Basic Documents to which it is a party;

          (v) in the case of Company, executed originals of this Agreement, the Notes to be issued to Holders on the Effective Date (duly executed in accordance with subsection 2.3, payable to such Holders and with appropriate insertions), the Company Deed of Trust, the Company Security Agreement, the Company Environmental Indemnity, the Subordination and Intercreditor Agreement and the other Basic Documents to which it is party;

          (vi) in the case of SGC, executed originals of this Agreement, the Company Environmental Indemnity, the SGC Guaranty and the other Basic Documents to which it is party; and

          (vii) such other documents as any Holder may reasonably request.

          B. LEGAL OPINIONS. Holders shall have received (i) originally executed copies of one or more favorable written opinions of Gibson, Dunn & Crutcher LLP and Jones Vargas, counsel for the Credit Parties, dated as of the Effective Date and setting forth substantially the matters in the opinions designated in Exhibit VIII-A and Exhibit VIII-B annexed hereto, respectively, and as to such other matters as Holders may reasonably request, and shall be entitled to rely on all opinions delivered to Company Indenture Trustee in connection with the amendment of the Company Indenture, and (ii) evidence satisfactory to Holders that the Credit Parties have requested such counsel to deliver such opinions to Holders.

          C. OFFICERS' CERTIFICATE REGARDING CERTAIN CONDITIONS. The following conditions shall be satisfied and each Credit Party shall have delivered to Holders an Officers' Certificate, in form and substance satisfactory to Holders, to that effect:

          (i) The representations and warranties of each Credit Party, as the case may be, contained herein and in the other Basic Documents shall be true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date;

          (ii) No event shall have occurred and be continuing as of the Effective Date, or would result from the consummation of the issuance of the Notes or the other transactions contemplated by the Basic Documents, that would constitute an Event of Default or a Potential Event of Default;

          (iii) Each Credit Party shall have performed all agreements and satisfied all conditions which this Agreement and the other Basic Documents provide shall be performed or satisfied by each such Credit Party on or before the Effective Date; and

          (iv) No Credit Party has given notice to Collateral Agent or any Holder under Nevada Revised Statute Section 106 or otherwise that any Indebtedness evidenced by any Note issued on or after the Effective Date will not be secured by the Lien so created by the Company Deed of Trust or any other Basic Document.

          D. PERFECTION OF SECURITY INTERESTS AND RELATED MATTERS. Company shall have taken or caused to be taken such actions in such a manner so that Collateral Agent, for the benefit of Holders, has a valid and perfected first priority security interest in all Collateral, in which a Lien is purported to be granted by the Basic Documents or any of them, executed as of the Effective Date. Such actions shall include, without limitation: (i) evidence that original counterparts of the Company Deed of Trust and the Subordination and Intercreditor Agreement have been recorded in all locations to the extent necessary or desirable, in the judgment of Collateral Agent, to create a valid and enforceable first priority Lien (subject only to Permitted Liens) on the Santa Fe Hotel Facility in favor of Collateral Agent for the benefit of Holders;
(ii) the delivery to Collateral Agent of Uniform Commercial Code financing statements, executed by Company as to the Collateral granted by Company for all jurisdictions as may be necessary or desirable to perfect Collateral Agent's security interest in such Collateral; and (iii) evidence reasonably satisfactory to Collateral Agent that all other filings, recordings and other actions Collateral Agent deems necessary or advisable to establish, preserve and perfect the first priority Liens (subject only to Permitted Liens) granted to Collateral Agent, for the benefit of Holders, in the Collateral shall have been made.

          E. TITLE POLICY FOR SANTA FE HOTEL FACILITY. Holders shall have received a 1970 Form B American Land Title Association ("ALTA") extended coverage mortgagee form of title insurance policy, together with all endorsements required by Holders, in the amount of not less than $14,000,000 (the "TITLE POLICY") (with proof of the payment of the premiums thereon) or commitment therefor in form and substance acceptable to Holders issued by United Title of Nevada, Inc. ("TITLE COMPANY"), insuring the Lien of the Company Deed of Trust to be a first priority Lien against the Santa Fe Hotel Facility, free and clear of all defects, encumbrances and exceptions, except those provided for herein or approved by Holders and their counsel in writing, together with such affirmative insurance as Holders may require. The Title Policy shall contain, among other things:

          (i) full coverage against mechanic's Liens (filed and inchoate), parties in possession and survey matters;

          (ii)  a foundation endorsement;

          (iii) a contiguity endorsement;

          (iv)   a zoning endorsement;

          (v) a reference to the survey but no survey exceptions except those theretofore approved in writing by Holders and their counsel;

          (vi)   Form 100 and 116.1 endorsements;

          (vii)  an access to public streets endorsement; and

          (viii) such other items and endorsements requested by Holders.

          F. UCC AND JUDGMENT SEARCHES. Holders shall have received current searches of the UCC filing offices and judgment searches with the Offices of the Secretary of State of Nevada and the local recorder's office in Clark County and elsewhere showing no security interests or judgments affecting the Santa Fe Hotel Premises, the Santa Fe Hotel Improvements, Company or SGC other than those provided for herein.

          G. SANTA FE HOTEL SURVEY. Holders shall have received a current survey prepared by a surveyor acceptable to Holders and licensed as a land surveyor in the State of Nevada, that shall (a) be satisfactory, in form, scope and substance, to Holders, and (b) contain the legal description of the Santa Fe Hotel Facility in form, scope and substance satisfactory to Holders, with a surveyor's certification in a form acceptable to Holders from the surveyor to Holders and Title Company and other Persons reasonably requested by Holders.

          H. FLOOD INSURANCE. Holders shall have been provided with satisfactory evidence, which may be in the form of a letter from an insurance broker, municipal engineer, land surveyor or other knowledgeable source unaffiliated with Company, as to whether (a) the Santa Fe Hotel Premises are located in an area designated by the Department of Housing and Urban Development as having special flood or mudslide hazards, and (b) the community in which the Santa Fe Hotel Premises are located is participating in the National Flood Insurance Program. If both of the aforesaid conditions exist, Holders shall receive satisfactory policies of flood insurance covering the Santa Fe Hotel Improvements as required by the Flood Act.

          I. INSURANCE. Holders shall have received evidence, satisfactory to Holders, of insurance required to be procured and maintained pursuant to subsection 5.5 hereof, Section 8 of the Company Security Agreement and Section 6 of the Company Deed of Trust indicating that, with respect to casualty insurance, such policies of insurance have been endorsed to name Collateral Agent, on behalf of Holders, as loss payee pursuant to a standard mortgagee clause, and, with respect to liability insurance, such policies of insurance name Collateral Agent, on behalf of Holders, as an additional insured.

          J. PRELIMINARY SANTA FE HOTEL APPRAISAL. Holders shall have received and approved a preliminary Santa Fe Hotel Appraisal.

          K. NECESSARY CONSENTS AND APPROVALS. On or before the Effective Date, SGC and Company shall have obtained all consents and approvals to the transactions contemplated under this Agreement and the other Basic Documents of any Person required under any Contractual Obligation or other obligation (including obligations imposed by law) of SGC or Company or any of their respective Affiliates and of any Governmental Authority, including without limitation all consents and approvals relating to the subordination of the Lien of the Company Indenture Deed of Trust to the Lien of the Company Deed of Trust. Such consents and approvals shall be in full force and effect, and any applicable waiting periods shall have expired by the Effective Date without any action taken or threatened to be taken by any competent Governmental Authority which might restrain, prevent or otherwise impose adverse conditions on the transactions contemplated under this Agreement.

          L. ENVIRONMENTAL INFORMATION. Holders shall have received and approved the Environmental Report and a reliance letter in favor of Collateral Agent from the consultant who prepared the Environmental Report, in a form satisfactory to Holders.

          M. CHANGES IN STRUCTURE. Any changes in the management, capital or ownership structure of SGC or its Subsidiaries not previously disclosed to Holders shall be satisfactory to Holders in all respects.

          N. NO MATERIAL ADVERSE EFFECT. Since December 31, 1997, no Material Adverse Effect (in the sole opinion of Holders) shall have occurred.

          O. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Holders and its counsel shall be satisfactory in form and substance to Holders and such counsel, and Holders and its counsel shall have received all such counterpart originals or certified copies of such documents as Holders may reasonably request.

          P. NO INJUNCTIONS, RESTRAINING ORDER OR ADVERSE LITIGATION. No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain any Holder from acquiring any Notes on the Effective Date. As of the Effective Date, there shall not be pending or, to the knowledge of SGC or Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against SGC, Company or any of their respective Subsidiaries or any property of SGC, Company or any of their respective Subsidiaries that has not been disclosed by SGC or Company in writing pursuant to subsection 3.6 prior to the execution of this Agreement, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Holders, could be expected to have a Material
Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement, the Basic Documents or the acquisition of the Notes hereunder.

          Q. NO VIOLATION OF LAW. The acquisition of the Notes shall not violate any law including, without limitation, Regulation G, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System.

          R. SANTA FE HOTEL DOCUMENTS. On the Effective Date (i) Holders shall have received copies of all Santa Fe Hotel Documents in existence on the Effective Date, all in form and substance approved by Holders (which approval shall not be unreasonably withheld or delayed); (ii) Holders shall have received an Officers' Certificate from SGC and Company stating that the applicable Santa Fe Hotel Documents to which such Person is a party are in full force and effect and no material term or condition thereof has been amended, modified or waived, that all agreements and conditions contained in the Santa Fe Hotel Documents and any agreements or documents referred to therein required to be performed or complied with by SGC, Company and their respective Affiliates and, to the knowledge of SGC and Company, the other parties thereto on or before the Effective Date shall have been so performed or satisfied and that none of SGC, Company or any of their respective Affiliates, or, to the knowledge of SGC or Company, any other party to any Santa Fe Hotel Documents is in default in the performance of or compliance with any of the terms or provisions thereof.

          S. OTHER INDEBTEDNESS DOCUMENTS. On the Effective Date (i) Holders shall have received any agreements or other documents relating to all Indebtedness described on Schedule 3.1D annexed hereto; and (ii) Holders shall have received an Officers' Certificate from SGC and Company stating that such documents are in full force and effect and no term or condition thereof has been amended, modified or waived, and that neither SGC nor any of its Subsidiaries is in default in the performance of or compliance with any of the terms or provisions thereof.

          T. PAYMENT OF FEES AND EXPENSES. Without limiting the provisions of subsection 9.2, Company shall have paid by wire transfer of immediately available funds, the reasonable fees, charges and disbursements arising in connection with the preparation, execution and delivery of the Basic Documents, including but not limited to the reasonable fees and expenses of counsel to SunAmerica and CSFB, O'Melveny & Myers LLP, Henderson & Nelson and Cadwalader Wickersham & Taft, as applicable, and the reasonable fees and expenses of Company's counsel, Gibson, Dunn & Crutcher LLP and Jones Vargas, to the extent an invoice therefor is received by Company not less than one Business Day prior to the Effective Date; the appraisers retained to deliver the Santa Fe

Hotel Appraisal; environmental and other consultants; closing costs; escrow fees; title issuance premiums; title search and survey costs; and the reasonable out-of-pocket expenses of Holders; PROVIDED that the selection of the appraiser and any environmental or other consultant or experts shall not be made without Company's prior consent, which shall not be unreasonably withheld.

          U. USE OF PROCEEDS. SGC and Company shall be prepared to use the Note proceeds in accordance with subsection 5.10 hereof.

          V. SUBORDINATION AND INTERCREDITOR AGREEMENT. Company, SunAmerica and Company Indenture Trustee shall have entered into the Subordination and Intercreditor Agreement, and the same shall have been recorded in the appropriate county records.


SECTION 5.     AFFIRMATIVE COVENANTS OF SGC AND COMPANY

          SGC and Company each hereby covenants and agrees that, until payment in full of the Obligations, unless Requisite Holders shall otherwise give written consent, SGC and Company shall perform, and shall cause each of its respective Subsidiaries to perform, all covenants in this Section 5.

     5.1 FINANCIAL STATEMENTS AND RELATED INFORMATION. SGC and Company shall maintain and cause the other Credit Parties to maintain a system of accounting established in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. SGC and Company shall deliver to each Holder:

          A.   QUARTERLY, ANNUAL AND OTHER REPORTS:

          (i) QUARTERLY FINANCIALS: as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statement of income of Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from normal year-end adjustments;

          (ii) ANNUAL FINANCIALS: as soon as available and in any event within 90 days after the end of each Fiscal Year, the unaudited consolidated balance sheet of

     Company and its Subsidiaries as at the end of such Fiscal Year and the related unaudited consolidated statement of income of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated; and

          (iii) COMMISSION FILINGS: as soon as available all annual and quarterly reports and such other information, documents and reports that SGC is required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act

          B. OFFICERS' CERTIFICATES: together with each delivery of quarterly and annual financial statements of SGC and Company pursuant to subsection 5.1A above, an Officers' Certificate of SGC and Company, as the case may be, stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of SGC or Company, as the case may be, and their respective Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action SGC, Company and their respective Subsidiaries have taken, are taking and propose to take with respect thereto;

          C. RECONCILIATION STATEMENTS: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 3.3, the consolidated financial statements of SGC or Company and their respective Subsidiaries delivered pursuant to subsection 5.1A will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then together with the first delivery of financial statements pursuant to subsection 5.1A following such change, a written statement of the chief accounting officer or chief financial officer of SGC or Company, as the case may be, setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

          D. COMMISSION FILINGS AND PRESS RELEASES: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by SGC or Company to their respective security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by SGC or any of its Subsidiaries with any securities exchange or with the Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by SGC or any of its Subsidiaries to the public concerning material developments in the business of SGC or any of its Subsidiaries;

          E. EVENTS OF DEFAULT, ETC.: promptly upon any officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Holder has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (ii) that any Person has given any notice to SGC, Company or any of their respective Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action SGC, Company and their respective Subsidiaries have taken, are taking and propose to take with respect thereto;

          F. LITIGATION OR OTHER PROCEEDINGS: promptly upon any officer of any Credit Party obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against SGC, Company or any of their Subsidiaries or any property of SGC, Company or any of their Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by SGC or Company to Holders or (Y) any material development in any Proceeding that, in any case:

               (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

               (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to SGC, Company or any of their respective Subsidiaries to enable Holders and their counsel to evaluate such matters;

          G. AMENDMENTS TO CERTAIN DOCUMENTS: with reasonable promptness but in any event within three Business Days of the execution thereof, copies of any amendment, supplement or modification to any Santa Fe Hotel Document (including the Company Indenture and related documents), and copies of any agreement (or any amendment, supplement or modification to any agreement) evidencing Indebtedness in excess of $1,000,000 of SGC or any of its Subsidiaries or any security agreement, deed of trust or other document relating thereto or any agreement or document relating to the Santa Fe Hotel Facility;

          H. ERISA EVENTS: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action SGC, Company or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and upon the request of any Holder copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by SGC, Company or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan and such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Holder shall reasonably request;

          I. ENVIRONMENTAL AUDITS AND REPORTS: promptly upon receipt thereof, copies of all environmental audits and reports, whether or not prepared by or on behalf of any Credit Party or by Independent consultants, with respect to any environmental matters relating to the Santa Fe Hotel Facility;

          J. SANTA FE HOTEL APPRAISAL: within 45 days after the Effective Date, the Santa Fe Hotel Appraisal;

          K. ESTOPPEL CERTIFICATES: within 60 days after the Effective Date, estoppel certificates, in the form provided by Holders to Company prior to the Effective Date, executed by existing lessees of the Santa Fe Hotel Premises; PROVIDED that SGC and Company shall only be obligated to use best efforts to obtain such estoppel certificates; and

          L. OTHER INFORMATION: with reasonable promptness, such other information and data with respect to any Credit Party or any of their respective Subsidiaries as from time to time may be reasonably requested by Collateral Agent or any Holder.

     5.2 INSPECTION. No more than once a fiscal quarter unless an Event of Default or Potential Event of Default has occurred and is continuing, SGC and Company shall permit any authorized representative designated by any Holder or Holders of at least a majority in principal amount of the Notes, at such Person's own expense (unless a Potential Event of Default or an Event of Default has occurred and is continuing, in which case at SGC's and Company's expense), to visit and inspect any Credit Party's properties or the properties of any of their respective Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with the chief financial officer and any other Persons approved by the chief financial officer, under the chief financial officer's direction, and, unless an Event of Default shall have occurred and be continuing, all upon at least three Business Days' notice and at reasonable times during normal business hours.

     5.3 CORPORATE EXISTENCE, ETC. Except as permitted under subsections 6.4 and 6.5, SGC and Company shall preserve and keep in full force and effect their respective corporate existence and the corporate existence of each other Credit Party (if any) and all rights and franchises material to their respective businesses; PROVIDED, HOWEVER, that SGC and Company shall not be required to preserve any such right, license or franchise, or corporate or other existence of any other Credit Party (other than SGC or Company), if the Board of Directors of SGC and such Credit Party, as the case may be, shall determine in good faith in accordance with their respective charters that the preservation thereof is no longer desirable in the conduct of the business of SGC and its Subsidiaries, taken as a whole, and Company and that the loss thereof is not adverse in any material respect to Holders and will not have a Material Adverse Effect.

     5.4 PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION. SGC and Company shall, and shall cause each of their respective Subsidiaries to, pay all Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such charge or claim need be paid if being contested in good faith by appropriate proceedings timely instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. SGC and Company shall not, nor shall they permit any of their respective Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than SGC, Company or any of their respective Subsidiaries). To the extent that the terms and provisions of the Company Deed of Trust regarding payment of Taxes and assessments on the Santa Fe Hotel Facility conflict with the terms and provisions of this Agreement, the terms and provisions of the Company Deed of Trust shall govern.

     5.5 MAINTENANCE OF PROPERTIES; INSURANCE. SGC and Company shall, and shall cause each of their respective Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of SGC, Company and their respective Subsidiaries (including, without limitation, intellectual property) and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof. SGC and Company shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses and the properties and businesses of their respective Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. To the extent that the terms and provisions regarding the payment of insurance contained in the Company Deed of Trust conflict with the terms and provisions of this subsection 5.5, the terms and provisions of the Company Deed of Trust shall govern.

     5.6  COMPLIANCE WITH LAWS, ETC.

          A. GENERALLY. SGC and Company shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, including but not limited to all applicable Environmental Laws and Gaming Laws, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

          B. LOAN NOTICE. Prior to 30 days after the end of the quarter in which the Effective Date occurs, Company shall deliver to the appropriate Nevada Gaming Authorities, with copies to each Holder, the Loan Notice.

     5.7  ENVIRONMENTAL DISCLOSURE AND INSPECTION.

          A. Company shall exercise due diligence in order to comply and use its best efforts to cause (i) all tenants under any leases or occupancy agreements affecting any portion of the Santa Fe Hotel Facility and (ii) all other Persons on or occupying such property, to comply with all Environmental Laws.

          B. After the occurrence and during the continuance of an Event of Default or otherwise at any time upon the reasonable request of any Holder or Holders holding not less than 50% of the principal amount of the Notes, Company agrees that such Holder or Holders may, from time to time and in its or their sole and absolute discretion, retain, at Company's expense, an Independent Financial Advisor to review any report relating to Hazardous Material prepared by or for Company and, whether or not any such report exists, upon reasonable notice to Company, conduct its own investigation of the Santa Fe Hotel Facility, and SGC and Company each agree to use their respective best efforts to obtain permission for the professional consultant of such Holder or Holders to conduct its own investigation of the Santa Fe Hotel Facility. Company hereby grants to Collateral Agent and its agents, employees, consultants and contractors the right to enter into or on the Santa Fe Hotel Facility to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of the Santa Fe Hotel Facility shall be conducted, unless otherwise agreed to by Company and the requesting Holder, during normal business hours and, to the extent reasonably practicable, shall be conducted with prior notice. Company and Holders each hereby acknowledge and agree that any report of any investigation conducted at the request of Holders pursuant to this subsection 5.7 shall be obtained and shall be used by such Holder(s) for the purposes of Holders' internal credit analysis, to monitor the Notes and to protect Holders' security interests created by the Basic Documents.

          C. Company shall promptly advise Holders in writing and in reasonable detail of (i) any Release of any Hazardous Material on or relating to the Santa Fe Hotel Facility required to be reported to any Governmental Authority under any applicable Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims or with respect to any Release of Hazardous Material required to be reported to any Governmental Authority, (iii) any remedial action taken by Company or, to Company's or SGC's knowledge, any other Person in response to (X) any Hazardous Material on, under or about the Santa Fe Hotel Facility, or (Y) any Environmental Claim that reasonably could have a Material Adverse Effect, (iv) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Santa Fe Hotel Facility that reasonably could cause the Santa Fe Hotel Facility or any part thereof to be subject to (X) any restrictions on the ownership or transferability thereof or (Y) any material restriction on the occupancy or use thereof under any Environmental Laws, and (v) any request for information from any Governmental Authority that indicates such Governmental Authority is investigating whether Company may be potentially responsible for a Release of Hazardous Material.

          D. Company shall promptly notify Holders of any action that Company has taken or proposes to take that reasonably could be expected to subject Company to Environmental Claims, Environmental Laws, or environmental rules or regulations (including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses) not theretofore applicable to the Santa Fe Hotel Facility or operations of Company.

          E. Company shall, at its own expense, provide copies of such documents or information as any Holder may reasonably request in relation to any matters disclosed pursuant to this subsection 5.7.

     5.8 REMEDIAL ACTION REGARDING HAZARDOUS MATERIAL. Company shall promptly take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Material on, under or about the Santa Fe Hotel Facility in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorizations. In the event Company undertakes any remedial action with respect to any Hazardous Material on, under or about the Santa Fe Hotel Facility, Company shall conduct and complete such remedial action in compliance with all applicable Environmental Laws and other applicable legal requirements (including lawful policies, orders and directives of federal, state and local Governmental Authorities).

     5.9 DISPOSAL OF COMPANY STOCK. SGC shall own not less than all of the Capital Stock and other equity securities of Company.

     5.10 USE OF PROCEEDS.  Company shall use the Cash proceeds of the Notes to
(a) purchase from PDS on the Effective Date certain gaming and other equipment currently leased from PDS (as further described in the Company Indenture Consent Solicitation) for a purchase price not to exceed $10.7 million in the aggregate,
(b) purchase additional gaming equipment from PDS in an amount not to exceed $1.9 million, (c) either (X) purchase two pylon signs, (Y) build an approximate 250-space, one-level parking structure on a portion of the Santa Fe Hotel Premises or (Z) make improvements to the Santa Fe Hotel Facility or purchase furniture, fixtures or equipment for use at the Santa Fe Hotel Facility, in any case in an amount not to exceed $1.4 million, and (d) pay all fees and costs payable by Company and/or SGC in connection with the transactions described herein and in the other Basic Documents.

     5.11 RIGHT OF FIRST REFUSAL. In the event that SGC, Company or any of their respective Affiliates desire to refinance the Notes or the Company Indenture Notes pursuant to any debt financing with a Person other than SunAmerica or one or more of its Affiliates (such financing, a "THIRD PARTY FINANCING"), SGC and Company shall first obtain from such Person a bona fide written proposal (a "THIRD PARTY PROPOSAL") to provide such Third Party Financing which shall state all of the material terms and conditions of the Third Party Financing, including the applicable principal amount, interest rate, maturity and amortization and fees thereof, and SGC and Company shall deliver copies of such Third Party Proposal to SunAmerica together with other information reasonably required by SunAmerica with respect to such Third Party Financing.

     SunAmerica or one or more of its designees shall then have the right to provide any Third Party Financing upon the same terms and conditions stated in the Third Party Proposal by giving written notice of their willingness to provide such financing to Company within 5 Business Days of receipt by SunAmerica of such Third Party Proposal and other information referred to in the preceding paragraph, it being understood that if SunAmerica or one or more of its designees elects to provide Third Party Financing, such Persons shall have a reasonable period of time, and in any event not less than 30 days, to close such Third Party Financing. If SunAmerica or one or more of its designees elect or are deemed to elect not to provide such Third Party Financing, then Company may enter into the Third Party Financing on the same terms and conditions as set forth in the Third Party Proposal delivered to SunAmerica. If the terms of the Third Party Financing are changed from those set forth in the Third Party Proposal delivered to the SunAmerica in any manner that is favorable to the lender, then Company shall be obligated to deliver to SunAmerica written notice of such changes, and SunAmerica or one of more of its designees shall again have a right to provide the Third Party Financing on the basis of such changed terms in accordance with the terms and provisions (and within the time periods set forth) above. If Company fails to consummate the Third Party Financing within six (6) months after delivery of the Third Party Proposal to SunAmerica, then Company shall be obligated to redeliver the Third Party Proposal to SunAmerica prior to consummating such Third Party Financing with a third party, and SunAmerica or one or more of its designees shall again have a right to provide the Third Party Financing in accordance with the terms and provisions (and within the time periods set forth) above.

          In no event shall this subsection 5.11 or any election by any Holder to provide a Third Party Financing constitute a deferral or waiver of any required payment under any Basic Document or other term or provision of any Basic Document.

     5.12 PERMITTED GROUND LEASE AND PERMITTED GROUND LEASE ENCUMBRANCES.

          A. Neither Company nor any of its Subsidiaries shall enter into any proposed Permitted Ground Lease, unless such proposed Permitted Ground Lease
(i) contains customary language expressly subordinating the interests of the ground lessee under such Permitted Ground Lease to the Lien of Holders created under the Basic Documents and (ii) is otherwise in form and substance reasonably satisfactory to Requisite Holders. Upon approval by Requisite Holders of such proposed Permitted Ground Lease, Collateral Agent shall deliver to the ground lessee on behalf of Holders a customary non-disturbance and attornment agreement, in form and substance reasonably satisfactory to Requisite Holders and the ground lessee, for the benefit of the ground lessee under the Permitted Ground Lease.

          B. Neither Company nor any of its Subsidiaries shall permit the creation of any proposed Permitted Ground Lease Encumbrance on any property leased to a third party developer under the Permitted Ground Lease, unless the terms and provisions of such proposed Permitted Ground Lease Encumbrance are in form and substance reasonably satisfactory to Requisite Holders. Upon approval by Requisite Holders of any such proposed Permitted Ground Lease Encumbrance, Collateral Agent shall execute and acknowledge for recordation such subordination agreements, in form and substance reasonably satisfactory to Requisite Holders, as may be reasonably requested by the beneficial owner of such Permitted Ground Lease Encumbrance and/or Company for the purpose of subordinating the Lien of the Basic Documents to such Permitted Ground Lease Encumbrance.

     5.13 CERTAIN ADDITIONAL COVENANTS. Company represents, warrants and covenants as follows:

          (i) Company has done or caused to be done and shall do all things necessary to observe organizational formalities and preserve its existence.

          (ii) Company shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates. Company assets shall not be listed as assets on the financial statement of any entity other than on the consolidated financial statements of SGC. Company shall maintain its books, records, resolutions and agreements as official records.

          (iii) Company shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Company), shall correct any known misunderstanding regarding its status as a

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

     separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of any other Affiliate or Person and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks.

          (iv) Company shall not commingle the funds and other assets of Company with those of any of its Affiliates or any other Person and shall hold all of its assets in its own name.

          (v) The stationery, invoices, and checks utilized by Company or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being Company's agent.


SECTION 6.     NEGATIVE COVENANTS OF SGC AND COMPANY

          SGC and Company each hereby covenants and agrees that, until payment in full of all of the Obligations, unless Requisite Holders shall otherwise give prior written consent, SGC and Company shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants set forth in this
Section 6.

     6.1 RESTRICTED SGC PAYMENTS AND LOWDEN FAMILY PAYMENTS. SGC shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, make or pay any Restricted SGC Payment.

          SGC and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, declare, make or pay Lowden Family Payments except that (i) Paul Lowden may be paid a salary during each fiscal year not to exceed the salary and bonus paid to Paul Lowden during the fiscal year ended September 30, 1997, as disclosed in writing by SGC to Initial Holders prior to November 25, 1997 (the "LOWDEN FAMILY DISCLOSURE"), (ii) the other members of the Lowden Family that are currently employed by Company as disclosed in the Lowden Family Disclosure may be paid a salary not to exceed the amount set forth in the Lowden Family Disclosure and (iii) Paul Lowden and the other members of the Lowden Family described in clause (ii) above may receive health benefits extended generally to employees or executive officers of SGC or its Subsidiaries and may also receive other non-Cash benefits described in the Lowden Family Disclosure and payable generally to other employees or executive officers of SGC and its Subsidiaries.

     6.2 RESTRICTED COMPANY PAYMENTS AND RESTRICTED INVESTMENTS. Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make a Restricted Company Payment or a Restricted Investment unless (a) after giving effect thereto, no Event of Default or Potential Event of Default shall have occurred and be continuing and

(b) after giving effect thereto, the aggregate amount of all Restricted Company Payments and Restricted Investments does not exceed (1) 50% of cumulative Consolidated Net Income (or if such cumulative Consolidated Net Income is a loss, minus 100% of such loss) accrued after December 29, 1993, less any negative extraordinary charges not reflected in such cumulative Consolidated Net Income, PLUS (2) net proceeds from any issuance (other than an issuance to a Subsidiary) by Company of its Capital Stock (excluding Exchangeable Stock or Redeemable Stock), PLUS (3) 100% of the principal amount of any loans or advances made or Indebtedness guaranteed, if such loans, advances or guarantees constitute Restricted Investments, to the extent that such principal is repaid by a Person other than Company or a Subsidiary. Notwithstanding the foregoing, Company and its Subsidiaries may make Restricted Company Payments in the form of dividends paid within 60 days after the date of their declaration, if at the date of declaration the payment would have been a permitted Restricted Company Payment. Payments pursuant to usual and customary indemnification arrangements for directors and officers shall be excluded from the definitions of Restricted Company Payments and Restricted Investments.

     6.3 LIENS AND RELATED MATTERS. (a) Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist or otherwise cause or suffer to become effective any Lien on any right, title or interest to any Collateral (a "RESTRICTED ENCUMBRANCE"); PROVIDED, HOWEVER, that a Restricted Encumbrance shall be permitted if: (i) such Restricted Encumbrance is a Permitted Lien and is junior to the Lien of the Basic Documents; or (ii) (a) such Restricted Encumbrance is junior to the Lien of the Basic Documents, (b) the aggregate principal amount of the Indebtedness secured by such Restricted Encumbrance does not exceed 75% of the aggregate cost of the improvements, projects and assets with respect to which such Indebtedness is incurred (except where such Restricted Encumbrance secures only repayment of Indebtedness incurred pursuant to clause (v) of the definition of Permitted Additional Indebtedness, in which case the portion thereof that is used to fund capital additions and capital improvements to the Collateral does not exceed 75% of the aggregate costs of such capital additions and capital improvements), (c) except in the case of Indebtedness incurred pursuant to clause (v) of the definition of Permitted Additional Indebtedness, such Restricted Encumbrance secures Indebtedness that does not mature or require payments of principal or partial redemption prior to the maturity of the Notes, and (d) the net proceeds from such Indebtedness are used either for capital expenditures or working capital purposes or for future capital additions or improvements to the Collateral or, pending such use, invested in Marketable Securities pledged to Collateral Agent as additional security for the Notes by instruments reasonably satisfactory to Collateral Agent.

     (b) If Company, or any other Credit Party other than SGC, shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.3(a), it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; PROVIDED that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Holders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.3(a).

     (c) Except with respect to specific property encumbered to secure payment of particular Indebtedness permitted hereunder, neither Company nor any other Credit Party (other than SGC) shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     6.4 FUNDAMENTAL CHANGES. Company shall not (i) form, acquire or otherwise permit to exist any Subsidiary or Joint Venture or any investment in the Capital Stock or other ownership interest in any Person, except that Company may own the Capital Stock in its Subsidiaries set forth on Schedule 3.1B annexed hereto, so long as, until payment in full of the Obligations, such scheduled Subsidiaries remain inactive, (ii) liquidate or dissolve, (iii) merge into or consolidate with any Person or (iv) sell or otherwise transfer any Collateral, except sales of obsolete equipment in the ordinary course of business and sales of personal property assets with a net book value not to exceed $1,000,000 in the aggregate; PROVIDED, HOWEVER, that nothing in this subsection 6.4 shall prohibit the grant or creation of any Lien permitted under subsection 6.3.

     6.5 MERGERS AND CONSOLIDATIONS OF SGC. SGC shall not consolidate or merge with or into or sell, assign, transfer or lease all or substantially all of its properties or assets as an entirety to any Person unless: (i) either (a) SGC shall be the continuing Person or (b) the Person formed by or surviving any such consolidation or merger (if other than SGC) is a corporation organized and existing under the laws of the United States, any State or the District of Columbia, and the corporation formed by or surviving any such consolidation or merger assumes all of the Obligations of SGC; (ii) immediately after giving effect to the transaction, no Event of Default or Potential Event of Default shall have occurred and be continuing; and (iii) such transaction shall not result in or cause the loss of any Gaming License.

          In connection with any consolidation, merger, transfer or lease contemplated by this subsection 6.5, SGC shall deliver, or cause to be delivered, to Collateral Agent, in form and substance reasonably satisfactory to Collateral Agent, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, transfer or lease and the supplemental agreement in respect thereto comply with this subsection 6.5 and that all conditions precedent herein provided for relating to such transaction have been complied with. Upon any consolidation or merger or any transfer of all or substantially all of the assets of SGC in accordance with this subsection 6.5, the successor corporation formed by such consolidation or into which SGC is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of,

SGC under this Agreement with the same effect as if such successor corporation had been named as SGC herein.

     6.6 ADDITIONAL INDEBTEDNESS OF COMPANY. Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or suffer to exist, or otherwise in any manner become or remain liable with respect to, any Indebtedness other than the Notes and the Company Indenture Notes and other than Permitted Additional Indebtedness.

     6.7 TRANSACTIONS WITH AFFILIATES. Neither Company nor any of its Subsidiaries shall (i) enter into any loan or advance to or guarantee with, or for the benefit of, any Affiliate of Company or any Subsidiary, or (ii) sell, lease, transfer or otherwise dispose of any of its property, services or assets to, or purchase any property, services or assets from, any such Affiliate, except in either case to the extent any such transaction referenced in clause
(i) or (ii) above would be permitted as a Restricted Company Payment or a Restricted Investment pursuant to subsection 6.2 (each of the transactions listed in the foregoing sentence, an "AFFILIATE TRANSACTION"). Notwithstanding the foregoing, any transaction otherwise prohibited by the preceding sentence shall be permitted if (a) such transaction is on commercially reasonable terms available in third-party, arm's-length transactions and (b)(1) in the case of a transaction involving or having a value of more than $1 million but less than $3 million, Company has delivered to Collateral Agent an Officers' Certificate to the effect that clause (a) has been satisfied or (2) in the case of a transaction or series of transactions with an Affiliate involving or having a value of $3 million or more within any consecutive 12 month period, Company has caused to be delivered to Collateral Agent an opinion of an Independent Financial Advisor to the effect that the transaction is fair to Company or the relevant Subsidiary, as the case may be, from a financial point of view. This covenant shall not apply to any contract, agreement, loan, advance or other arrangement in existence as of the date hereof.

     6.8 SALE AND LEASEBACK. Company shall not, and shall not permit any Subsidiary to, enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the lease by Company or any Subsidiary of real property or any other asset that has been or is to be sold or transferred by Company or any Subsidiary to such lender or investor or to any Person to whom the funds have been or are to be advanced by such lender or investor, which advance is secured by such property, assets or rental obligations of Company or any Subsidiary (each such transaction, a "SALE/LEASEBACK"). Notwithstanding the foregoing, Company and any Subsidiary may enter into any such Sale/Leaseback transaction provided that the cumulative net Cash proceeds of all such Sale/Leaseback transactions shall not exceed $5 million.

     6.9 AMENDMENTS TO DOCUMENTS. Company shall not amend, modify, supplement, extend, renew, alter or otherwise change the terms of any Santa Fe Hotel Document except with the consent of Holders of more than 50% of the Notes, which consent shall not be unreasonably withheld.

     6.10 STAY, EXTENSION AND USURY LAWS. No Credit Party shall, nor shall they permit any of their respective Subsidiaries to (to the extent each may lawfully do so), at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive any Credit Party from paying all or a portion of the principal of or premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereinafter in force, or that may materially affect the covenants or the performance by any Credit Party of their respective Obligations hereunder in a manner inconsistent with the provisions hereof. Each of SGC and Company expressly waives all benefit or advantage of any such law. If a court of competent jurisdiction prescribes that any Credit Party may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the Obligation to pay interest on the Notes shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with the Notes, and any amount of interest or premium, if any, paid by any Credit Party that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty) on the Notes.

     6.11 GOVERNMENT REGULATION. SGC and Company shall not, and shall not permit any of their respective Subsidiaries to, be or become subject to, regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

     6.12 CONDUCT OF BUSINESS. Company shall not, and shall not permit any Subsidiary to, engage in or conduct any business activity, or enter into any Contractual Obligation, other than activities and Contractual Obligations relating to the operations of Permitted Lines of Business and present or future gaming and hotel operations of Company.

     6.13 LIMITATION ON TAX SHARING PAYMENTS AND AGREEMENTS. Notwithstanding any agreement to the contrary, Company shall not, and shall not permit any of its Subsidiaries to, make any payment to SGC or any of its Subsidiaries (other than Company or any of its Subsidiaries) with respect to any liability for Taxes for any taxable period in excess of the lesser of (i) the Company Separate Tax for such taxable period or (ii) the Company Allocable Share of SGC's consolidated or combined group's actual Tax liability for such taxable period.

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

SECTION 7.  EVENTS OF DEFAULT

          If any one or more of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

     7.1 FAILURE TO MAKE PAYMENTS WHEN DUE. Failure by Company to pay any installment of principal of any Note when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment, redemption or otherwise; or failure by Company to pay any interest on any Note or any other amount due under this Agreement within 15 days after the date due; or

     7.2 DEFAULT IN OTHER AGREEMENTS. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) in an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other material term of any items of Indebtedness with an aggregate principal amount of $5,000,000 or more or any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness, including but not limited to the Company Indenture, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(iii) breach or default by Company under any Santa Fe Hotel Document if such breach or default is not cured within any applicable grace period; PROVIDED that any such failure, breach or default with respect to the Pioneer Indenture, which failure, breach or default does not involve any voluntary or involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, shall not be considered an Event of Default hereunder so long as no claim is made on, under or in respect of the guaranty given by SGC in respect thereof.

     7.3 BREACH OF CERTAIN COVENANTS. Failure of SGC or Company to perform or comply with any term or condition contained in subsection 2.5, 5.3, 5.9, 5.10 or
5.11 or Section 6 of this Agreement; or

     7.4 BREACH OF WARRANTY. Any representation, warranty, certification or other statement made by any Credit Party or any of their respective Subsidiaries in any Basic Document shall be false in any material respect on the date as of which made; or

     7.5 OTHER DEFAULTS UNDER BASIC DOCUMENTS. Any Credit Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Basic Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of any Credit Party becoming aware of such default or (ii) receipt by SGC or Company of notice from any Holder of such default; or

     7.6 INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Credit Party or any of their respective material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of their respective material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of their respective material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of their respective material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of their respective material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged, it being understood that "material Subsidiary" under subsections 7.6, 7.7 and 7.9 shall include Company and its successors; or

     7.7 VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (i) Any Credit Party or any of their respective material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of their respective material Subsidiaries shall make any assignment for the benefit of creditors; or
(ii) any Credit Party or any of their respective material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Credit Party or any of their respective material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

     7.8 JUDGMENTS AND ATTACHMENTS. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of their respective Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

     7.9 DISSOLUTION. Any order, judgment or decree shall be entered against any Credit Party or any of their respective material Subsidiaries decreeing the dissolution or split up of any Credit Party or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

     7.10 EMPLOYEE BENEFIT PLANS. There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Credit Parties or any of their ERISA Affiliates in excess of $500,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans of the Credit Parties and their ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $500,000; or

     7.11 MATERIAL ADVERSE EFFECT. Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

     7.12 INVALIDITY OF COMPANY ENVIRONMENTAL INDEMNITY OR THE SGC GUARANTY.
The Company Environmental Indemnity or any guaranty of the Obligations, including, without limitation, the SGC Guaranty, for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect or is declared to be null and void, or any guarantor or indemnitor, including but not limited to SGC or Company, denies that it has any further liability under any indemnity or guaranty or under any make-well agreement or under the Company Environmental Indemnity or gives notice to such effect, in each case, to the extent it relates to the Obligations; or

     7.13 IMPAIRMENT OF COLLATERAL. (A) A judgment creditor of any Credit Party or any of their respective Subsidiaries shall obtain possession of any portion of the Collateral under the Basic Documents by any means, including, without limitation, levy, distraint, replevin or self-help, (B) any substantial portion of the Collateral shall be taken by eminent domain or condemnation, (C) any of the Basic Documents shall cease for any reason to be in full force and effect, or any party thereto shall purport to disavow its Obligations thereunder or shall declare that it does not have any further Obligations thereunder or shall contest the validity or enforceability thereof, or Holders shall cease to have a valid and perfected first priority security interest in any Collateral therein except as permitted under the terms of such Basic Document, or (D) Collateral Agent's security interests or Liens, in each case on behalf of Holders, in Collateral under the Basic Documents shall become otherwise impaired or unenforceable; or

     7.14 OWNERSHIP OF COMPANY. SGC shall cease to own all of the Capital Stock of Company.

THEN in addition to all other remedies of Collateral Agent or Holders hereunder, under the other Basic Documents or at law or equity, (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7 with respect to SGC, Company or any of Company's Subsidiaries, each of the unpaid principal amount of and accrued interest on the Notes (to the full extent permitted by applicable law) and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by SGC and Company and (ii) upon the occurrence and during the continuation of any other Event of Default, Requisite Holders may, by written notice to Company, declare all or a portion of the amounts described in clause (i) above relating to the Notes and all other Obligations owed to Holders of the Notes to be, and the same shall forthwith become immediately due and payable. Company acknowledges, and the parties hereto agree, that each Holder has the right to maintain its investment in the Notes free from repayment by Company (except as herein specifically provided for).

          Notwithstanding anything to the contrary contained in the preceding paragraph except for the last sentence thereof, if at any time after an acceleration of Obligations pursuant to such paragraph SGC and Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal, premium (if any) and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement and Late Charges) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest as aforesaid on the Obligations, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.1, then Requisite Holders, by written notice to SGC and Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Holders to a decision which may be made at the election of the percentage of Holders referenced above and are not intended to benefit any Credit Party and do not grant any Credit Party the right to require Holders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

          SGC and Company hereby waive to the extent not prohibited by applicable law which cannot itself be waived (i) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions hereof), (ii) any requirement of diligence or promptness on the part of any Holder of Notes in the enforcement of its rights under the provisions of this Agreement, (iii) any and all notices of every kind and description which may be required to be given by any statute or rule of law (except to the extent required by the provisions of this Agreement), and (iv) to the extent permitted by applicable law, any defense of any kind (other than payment) which it may now or hereafter have with respect to its liability under the Notes.

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

          No course of dealing between any Credit Party or any of their respective Subsidiaries and any Holder shall operate as a waiver of any of the rights of any Holder under any Basic Document. No delay or omission in exercising any right under any Basic Document shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any other occasion. The remedies provided in this Section 7 are in addition to all rights and remedies available to each Holder under the Basic Documents or any other document or by law or equity.

          In consideration of, among other things, Holders' agreement to acquire the Notes, to the extent permitted by applicable law, Company agrees that if a petition is filed by or against it commencing a case under the Bankruptcy Code, or if Company is the subject of any insolvency, bankruptcy, receivership, readjustment of Indebtedness, dissolution, reorganization, liquidation or similar proceeding, under state or federal law, voluntary or involuntary, Collateral Agent on behalf of Holders shall be immediately and absolutely entitled to, and Company hereby consents to, the following relief, singly, alternatively or cumulatively, and Company shall not object to, contest or oppose any motion, application, complaint or other proceeding by Collateral Agent to obtain such relief, and Company shall take all actions necessary to enable Collateral Agent to obtain such relief, including: (a) Collateral Agent shall be entitled to the immediate termination of the automatic stay imposed by
Section 362 of the Bankruptcy Code so as to enable it to exercise all of its rights and remedies under this Agreement and the other Basic Documents or applicable law; (b) Collateral Agent shall be entitled to the immediate dismissal of such case pursuant to Section 305(a)(1) of the Bankruptcy Code (with attorney's fees and other costs), and Company agrees that such dismissal shall be in the interests of creditors and itself; and (c) Collateral Agent shall be entitled to the immediate dismissal of such case under Section 1112(b) of the Bankruptcy Code for cause, and Company agrees that the filing of such case by it shall per se be deemed to have been commenced in bad faith and solely for the improper purpose of impeding once again the exercise of Collateral Agent's rights and remedies with attendant unnecessary delay and needless cost.


SECTION 8.  COLLATERAL AGENT AND RELATIONS AMONG HOLDERS, ETC.

     8.1 APPOINTMENT OF COLLATERAL AGENT, POWERS AND IMMUNITIES. Each Holder of Notes hereby irrevocably appoints and authorizes Collateral Agent to act as its agent under the Basic Documents with such powers as are expressly delegated to Collateral Agent by the terms of this Agreement and the other Basic Documents, together with such other powers as are reasonably incidental thereto. Collateral Agent (which term as used in this sentence and in subsections 8.5 and 8.6 hereof shall include reference to its Affiliates and the officers, directors, employees and agents of Collateral Agent and of its Affiliates): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Basic Document, or be a trustee for any Holder; (b) shall not be required to take any action which is contrary to this Agreement or any

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other Basic Document or applicable law; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Basic Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Neither Collateral Agent nor any Holder nor any of their respective Affiliates shall be responsible to any other Holder for any recitals, statements, representations or warranties made by any Credit Party or any other Person contained in this Agreement or in any certificate or other document referred to or provided for in, or received by any Holder under, this Agreement or any other Basic Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Basic Document or any other document referred to or provided for herein or therein, for the creation, perfection or priority of any Lien on or in any of the Collateral or for any failure by any Credit
Party or any other Person to perform its Obligations hereunder or thereunder. Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents of attorneys-in-fact selected by it with reasonable care. Except as otherwise provided under this Agreement, Collateral Agent shall take such action under the Basic Documents to which it is a party as shall be directed by Requisite Holders. As to any matters not expressly provided for by any Basic Document, Collateral Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of Requisite Holders and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Basic Document in accordance with the instructions of Requisite Holders, and such instructions of Requisite Holders and any action taken or failure to act pursuant thereto shall be binding on all Holders. These provisions of this
Section 8 are solely for the benefit of Collateral Agent and Holders and none of Company or the other Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof.

     8.2 RELIANCE BY COLLATERAL AGENT. Collateral Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, Independent Financial Advisors and other experts selected by Collateral Agent. Collateral Agent agrees to make such demands and give such notices under the Basic Documents as Requisite Holders may request, to take such action to enforce the Basic Documents or any guaranty or undertaking under the Basic Documents and to foreclose upon, collect and dispose of the Collateral or any portion thereof, or enforce any such guaranty or undertaking, and to release any part of the Collateral as may be directed by Requisite Holders; PROVIDED, HOWEVER, that neither the consent nor the direction of Requisite Holders shall be required for the release of any part of the Collateral which is otherwise permitted under this Agreement or the other Basic Documents. Collateral Agent may at any time request directions from Requisite Holders with respect to this


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Agreement or the other Basic Documents as to any course of action or other matter relating hereto or to such other Basic Documents. Except as otherwise provided herein or in the other Basic Documents, directions given by Requisite Holders to Collateral Agent hereunder shall be binding on all Holders for all purposes. Each Holder agrees not to take any action whatsoever to enforce any term or provision of this Agreement or any of the other Basic Documents, or to enforce any of its rights in respect of the Collateral or in connection with any guaranties or undertakings given in any of the Basic Documents, except through Collateral Agent in accordance with this Agreement.

     8.3 DEFAULTS. Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default unless Collateral Agent has received written notice from any Holder or Company referring to this Agreement, describing such Potential Event of Default or Event of Default and stating that such notice is a "Notice of Default." In the event that Collateral Agent receives such a notice of the occurrence of a Potential Event of Default or Event of Default, Collateral Agent shall give notice thereof to Holders. Collateral Agent shall (subject to the last sentence of subsection
8.5 hereof) take such action with respect to such Potential Event of Default or Event of Default as shall be reasonably directed by Requisite Holders; PROVIDED that, unless and until Collateral Agent shall have received such directions, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable in the best interest of Holders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of Requisite Holders or all Holders.

     8.4 RIGHTS AS HOLDER. With respect to the Notes held by Collateral Agent, it shall have the same rights and powers hereunder as any Holder and may exercise the same as though it was not acting as Collateral Agent, and the terms "Holder" or "Holders" shall, unless the context otherwise indicates, include Collateral Agent in its individual capacity. Collateral Agent may (without having to account therefor to any Holder) accept deposits from, extend credit (on a secured or unsecured basis) to and generally engage in any kind of financing, insurance, trust or other business with any Credit Party or any of its Affiliates, as if it was not acting as Collateral Agent. Each Holder and its Affiliates may (without having to account therefor to Collateral Agent, or any other Holder) accept deposits from, extend credit (on a secured or unsecured basis) to and generally engage in any kind of financing, insurance, trust or other business with any Credit Party or any of its Affiliates, as if it was not acting as Holder.

     8.5 INDEMNIFICATION. Each Holder agrees to indemnify Collateral Agent (to the extent not reimbursed by SGC or Company), ratably in accordance with the principal amount of Notes purchased by it, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including, without limitation, at any time following the payment of principal of and/or interest on the Notes) be imposed on, incurred by or

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asserted against Collateral Agent in any way relating to or arising out of this Agreement, any other Basic Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which SGC or Company is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; PROVIDED that no Holder shall be liable for any of the foregoing to the extent they arise from Collateral Agent's gross negligence or wilful misconduct. Collateral Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under the other Basic Documents unless it shall first be indemnified to its satisfaction by Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     8.6 NON-RELIANCE ON COLLATERAL AGENT AND OTHER HOLDERS. Each Holder represents that it has, independently and without reliance on Collateral Agent or any other Holder, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of each Credit Party and their Affiliates and made its own decision to purchase the Notes and agrees that it shall, independently and without reliance upon Collateral Agent or any other Holder, continue to make its own appraisals and decisions in taking or not taking action under this Agreement as it shall deem appropriate at the time. Neither Collateral Agent nor any Holder shall be required to keep informed as to the performance or observance by any Credit Party or any of their Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of, any Credit Party or any of their Affiliates. Neither Collateral Agent nor any Holder shall have any duty or responsibility to provide any Holder with any credit or other information concerning any Credit Party or any of their Affiliates which may come into the possession of Collateral Agent or such Holder or any of its or their Affiliates.

     8.7 RESIGNATION OR REMOVAL OF COLLATERAL AGENT. Subject to the appointment and acceptance of a successor Collateral Agent as provided below, Collateral Agent may resign at any time by giving notice thereof to Holders, SGC and Company, and Collateral Agent may be removed at any time with or without cause by Requisite Holders. Upon any such resignation or removal, Requisite Holders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by Requisite Holders and shall have accepted such appointment within 30 days after the retiring Collateral Agent's giving of notice of resignation or Requisite Holders' removal of the retiring Collateral Agent, then the retiring Collateral Agent may, on behalf of Holders, appoint a successor Collateral Agent, which shall be a financial institution with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. Upon the


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

acceptance of any appointment as Collateral Agent, the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held under any Basic Document, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under each Basic Document and this Agreement, and
(ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor of the security interests created under each of the Basic Documents. After any retiring Collateral Agent's resignation or removal hereunder as Collateral Agent, the provisions of this paragraph shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

     8.8 AUTHORIZATION. Collateral Agent is hereby authorized by Holders to execute, deliver and perform in accordance with its terms each of the Basic Documents to which Collateral Agent is or is intended to be a party, and each Holder agrees to be bound by all of the agreements of Collateral Agent contained in such Basic Documents.


SECTION 9.  MISCELLANEOUS

     9.1  AMENDMENTS AND WAIVERS.

          A. No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or the other Basic Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Holders or, to the extent expressly provided herein, Holders of the percentage of and type of Notes expressly provided herein; PROVIDED that any such amendment, modification, termination, waiver or consent which: (i) reduces the requisite percentage of Holders or the principal balance of the Notes that must consent to an amendment or waiver of an Event of Default; (ii) reduces the rate of or changes the time for payment of interest on any Notes; (iii) reduces the principal amount of or extends the final maturity of any Note, or reduces the redemption price of the Notes;
(iv) changes the currency of payment for any payment on the Notes; (v) changes the definition of or the requirements of SGC or Company or any of their respective Subsidiaries upon the occurrence of a Change in Control; (vi) changes in any manner the provisions contained in this subsection 9.1A; or (vii) reduces the requisite percentage of Holders or the principal balance of the Notes necessary to amend or modify the provisions as set forth in clauses (i) through
(vii) shall be effective only with respect to the applicable Holders consenting thereto if evidenced by a writing signed by or on behalf of such Holders. Holders of the requisite percentage of Notes considering any such proposed amendment, modification, termination or waiver may elect to approve or disapprove any such proposal in their sole discretion except as otherwise expressly provided herein. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for

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

which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.1 shall be binding upon each Holder at the time outstanding, and each future Holder, if signed by SGC, on SGC and, if signed by Company, on Company.

          B. Solely for the purpose of determining whether Holders of the requisite percentage of the Notes then outstanding approved or consented to any amendment, modification, termination or waiver to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of Holders of a specified percentage of the aggregate amount of Notes then outstanding, Notes directly or indirectly owned by any Credit Party or any of their respective Subsidiaries shall be deemed not to be outstanding.

     9.2 EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, SGC and Company jointly and severally agree to pay promptly
(i) all the actual reasonable costs and expenses of preparation of the Basic Documents and of creating and perfecting Liens in favor of Collateral Agent, SunAmerica and the other Holders or otherwise relating to the Collateral pursuant to any Basic Document, including filing and recording fees and expenses, title insurance, environmental studies and surveys; (ii) all the reasonable costs of furnishing all opinions by counsel for each Credit Party (including without limitation any opinions requested by Collateral Agent or any other Holder as to any legal matters arising hereunder) and of each Credit Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Basic Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Collateral Agent and any Holder holding a majority in principal amount of the Notes (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Basic Documents and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by any Credit Party; (iv) all other actual reasonable costs and expenses incurred by Collateral Agent or any Holder holding a majority of the principal amount of the Notes in connection with the negotiation, preparation and execution of the Basic Documents and the transactions contemplated hereby and thereby; and (v) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Collateral Agent and any Holder in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Basic Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

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     9.3  INDEMNITY.  In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, SGC and Company jointly and severally agree to defend, indemnify, pay and hold harmless Collateral Agent, each Holder, and the officers, directors, employees, agents and Affiliates of Collateral Agent and each Holder (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person (whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Basic Documents or the transactions contemplated hereby or thereby (including without limitation Holders' agreement to purchase any Notes or the use or intended use of the proceeds of such purchase) or the statements contained in any commitment letter delivered by any Holder to any Credit Party with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); PROVIDED that SGC and Company shall not have any Obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, SGC and Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

     9.4  RATABLE SHARING.

          A. Holders of Notes hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off, by counterclaim or cross action or by the enforcement of any right under any Basic Document or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder with respect to the Notes hereunder or under the other Basic Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Holder) which is greater than the proportion received by any other Holder of Notes in respect of the Aggregate Amounts Due to such other Holder, then such Holder receiving such proportionately greater payment shall (i) notify each other Holder of Notes of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it


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shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Holders of Notes so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders of Notes in proportion to the Aggregate Amounts Due to them; PROVIDED that if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of any Credit Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. SGC and Company expressly consent to the foregoing arrangement and agree that any Holder of a participation so purchased may exercise any and all rights of set-off or counterclaim with respect to any and all monies owing by SGC and Company to such Holder with respect thereto as fully as if such Holder were owed the amount of the participation held by such Holder.

          B. Subject to subsection 9.4A above, and in addition to any other rights Collateral Agent or any Holder may have under law or in equity, if any amount shall at any time be due and owing by SGC or Company under this Agreement or the other Basic Documents, Collateral Agent or such Holder, as the case may be, is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set-off and to appropriate and to apply any and all deposits (general or special, including but not limited to Indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness of Collateral Agent or such Holder, as the case may be, owing to SGC or Company or any other Credit Party and any other property of SGC or Company or any other Credit Party held by Collateral Agent or such Holder, as applicable, to or for the credit or the account of SGC or Company or any other Credit Party against and on account of the Obligations and liabilities of SGC or Company or such other Credit Party to Collateral Agent or any Holder, as applicable.

     9.5 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

     9.6 NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex if sent prior to 5:00 p.m. on a Business Day (and otherwise such facsimile or telex shall be deemed received on the next Business Day), or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or such other address as


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shall be designated by such Person in a written notice delivered to the other parties hereto.

     9.7  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          A. All representations, warranties and agreements made in or pursuant to the Basic Documents shall survive the execution and delivery of this Agreement and the purchase of the Notes hereunder.

          B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of SGC and Company set forth in subsections 3.13, 9.2, 9.3 and 9.4 and the agreements of Holders set forth in subsection 9.4 shall survive the payment of the Notes and the termination of this Agreement.

     9.8 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder or under any other Basic Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Basic Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     9.9 MARSHALLING; PAYMENTS SET ASIDE. No Holder shall be under any obligation to marshal any assets in favor of any Credit Party or any other party or against or in payment of any or all of the Obligations. To the extent that SGC or Company or any other Credit Party makes a payment or payments to any Holder, any Holder enforces any security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

     9.10 SEVERABILITY. In case any provision in or obligation under this Agreement or the other Basic Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     9.11 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF HOLDERS' RIGHTS. The obligations of Holders hereunder are several, and no Holder shall be responsible for the

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obligations of any other Holder hereunder.  Nothing contained herein or in any other Basic Document, and no action taken by Holders pursuant hereto or thereto, shall be deemed to constitute Holders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

     9.12 HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     9.13 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     9.14 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders. Subject to subsection 2.8, SunAmerica and any other Holder may assign the Notes to its Affiliates or one or more entities, and upon such assignment, any such Affiliate or entity shall become a Holder for all purposes of the Basic Documents. Holders shall have the right to sell participations in their Notes; PROVIDED that, if no Event of Default has occurred and is continuing, Company shall have the right to consent (which consent shall not be unreasonably withheld or delayed) to the sale of any participation in the Notes that causes either Initial Holder to hold less than 51% of the principal amount of Notes acquired by such Initial Holder on the date hereof. Neither SGC's, Company's or any other Credit Party's rights or Obligations hereunder or under the other Basic Documents nor any interest herein or therein may be assigned or delegated by SGC, Company or such other Credit Party without the prior written consent of all Holders.

     9.15 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER BASIC DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEVADA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER BASIC DOCUMENT OR SUCH OBLIGATION. SGC and Company hereby agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to SGC or Company, as applicable, at its address provided in subsection 9.6, such service being hereby acknowledged by SGC and Company to be sufficient for personal jurisdiction in any action against SGC or Company, as applicable, in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Holder to bring proceedings against SGC or Company in the courts of any other jurisdiction.

     9.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER BASIC DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each shall continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with such legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER BASIC DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE SECURITIES MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

     9.17 COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

     9.18 CONFLICTS WITH OTHER BASIC DOCUMENTS. To the fullest extent possible, the terms and provisions of the other Basic Documents shall be read in conjunction with the terms and provisions of this Agreement and shall supplement the terms and provisions hereof. To the extent that any terms and provisions hereunder conflict with the terms and provisions of any of the other Basic Documents, the stricter provisions shall govern.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                         SANTA FE GAMING CORPORATION (formerly named Sahara Gaming Corporation), a Nevada corporation

                         By: /s/ Thomas K. Land

                         Its: Senior Vice President and Chief Financial Officer

                         Notice Address:

                         Santa Fe Gaming Corporation
                         2535 Las Vegas Blvd., South
                         Las Vegas, Nevada  89109
                         Attention:     Thomas Land




                         SANTA FE HOTEL INC.,
                         a Nevada corporation

                         By: /s/ Thomas K. Land

                         Its: Senior Vice President and Chief Financial Officer


                         Notice Address:

                         Santa Fe Hotel Inc.
                         2535 Las Vegas Blvd., South
                         Las Vegas, Nevada  89109
                         Attention:     Thomas Land

                         SUNAMERICA LIFE INSURANCE COMPANY


                         By /s/ Stephen Hanover

                         Its: Authorized Agent

                         Notice Address:

                         SunAmerica Life Insurance Company
                         1 SunAmerica Center
                         Century City
                         Los Angeles, California  90067-6022
                         Attention:     Peter McMillan
                                        Steven Hanover




                         CREDIT SUISSE FIRST BOSTON MORTGAGE
                         CAPITAL LLC


                         By:/s/ Richard Luftig

                         Its: Vice President

                         Notice Address:

                         Credit Suisse First Boston Mortgage
                         Capital LLC
                         11 Madison Avenue
                         New York, New York  10010
                         Attention:     Richard Luftig

                                    SCHEDULE 2


                         INFORMATION RELATING TO HOLDERS


                                                               Principal Amount
Name and Address of Purchaser                                       of Notes
-----------------------------                                  ----------------

SunAmerica Life Insurance Company                                  $7,000,000
One SunAmerica Center
Century City
Los Angeles, California  90067

(1)  All payments by wire transfer of
     immediately available funds to:

     WIRE INSTRUCTIONS
     CITIBANK
     ABA # 021-001-089
     A/C # 40573831
     RE:  SunAmerica Life Insurance Company/
          Santa Fe Hotel Inc.

          with sufficient information
          to identify the source and
          application of such funds.

(2)  All notices of payments and written
     confirmations of such wire transfers:

     SunAmerica Investments, Inc.
     c/o SunAmerica Center
     Investment Accounting 36-05
     Los Angeles, California  90067-6022


                                 Schedule 2-1

Credit Suisse First Boston Mortgage                                $7,000,000
Capital LLC
11 Madison Avenue
New York, New York  10010

(1)  All payments by transfer of
     immediately available funds to:

     NEW WIRE INSTRUCTIONS

     CITIBANK NYC
     ABA #  021-0000-89
     A/C #  09253506
     Attn:  STEWART HOCHBERG

          with sufficient information
          to identify the source and
          application of such funds.

(2)  All notices of payments and written
     confirmations of such wire transfers:

     Credit Suisse First Boston Mortgage
     Capital LLC
     11 Madison Avenue
     New York, New York  10010

     Attention:  Richard Luftig



                                  Schedule 2-2